Prospectus Supplement No. 3 (to Prospectus dated April 19, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-269456

Bridger Aerospace Group Holdings, Inc.

120,277,192 Shares of Common Stock

Up to 26,650,000 Shares of Common Stock Issuable Upon

Exercise of the Warrants

Up to 9,400,000 Warrants

This prospectus supplement updates and supplements the prospectus dated April 19, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-269456). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, filed with the U.S. Securities and Exchange Commission on November 13, 2023 (the “Quarterly Report”), which is attached to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (a) up to 120,277,192 shares of our common stock, $0.0001 par value (“Common Stock”), consisting of (i) up to 102,322,388 shares of Common Stock issued or issuable to the direct and indirect equityholders of Legacy Bridger (as defined in the Prospectus) in connection with the Business Combination (as defined in the Prospectus) at an implied equity consideration value of $10.00 per share of Common Stock, inclusive of up to 63,240,644 shares of Common Stock that may be issuable upon the conversion of shares of Series A Preferred Stock (as defined in the Prospectus); (ii) up to 5,951,615 shares of Common Stock issuable to the holders of certain restricted stock units that were issued by Legacy Bridger and assumed by us in connection with the closing (the “Closing”) of the Business Combination, which were granted at no cost to the recipients thereof; (iii) up to 2,488,189 shares of Common Stock that were originally issued in a private placement to JCIC Sponsor (as defined in the Prospectus) prior to the JCIC IPO (as defined in the Prospectus) (75,000 of which were subsequently transferred by the JCIC Sponsor to independent directors of JCIC), which were acquired at a purchase price equivalent to approximately $0.003 per share; (iv) up to 115,000 shares of Common Stock originally issued at the Closing to JCIC Sponsor in full consideration of the outstanding $1,150,000 loan balance under the Promissory Note (as defined in the Prospectus) for an equivalent purchase price of $10.00 per share; and (v) up to 9,400,000 shares of Common Stock issuable upon the exercise, at an exercise price of $11.50 per share, of the private placement warrants originally issued in connection with the JCIC IPO (the “Private Placement Warrants”) and (b) up to 9,400,000 Private Placement Warrants originally acquired by JCIC Sponsor in connection with the JCIC IPO for $1.00 per Private Placement Warrant.

The Prospectus and this prospectus supplement also relate to the issuance by us of up to an aggregate of 26,650,000 shares of Common Stock that may be issued upon exercise of the Warrants (as defined in the Prospectus), including 9,400,000 Private Placement Warrants and 17,250,000 Public Warrants (as defined in the Prospectus).

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on The Nasdaq Global Market under the symbols “BAER” and “BAERW,” respectively. On November 14, 2023, the closing price of our Common Stock was $4.63 and the closing price for our Public Warrants was $0.1995.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 15, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________
FORM 10-Q
___________________________

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2023
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from___________to___________
Commission file number: 001-41603
___________________________
BRIDGER AEROSPACE GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
___________________________

Delaware	88-3599336
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

90 Aviation Lane Belgrade, MT	59714
(Address of Principal Executive Offices)	(Zip code)
(406) 813-0079
(Registrant’s telephone number, including area code)
___________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BAER	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BAERW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 9, 2023, there were 44,776,926 shares of the registrant’s common stock, par value $0.0001 per share, issued and outstanding.

PART I – FINANCIAL INFORMATION
Item 1. Financial Statements.
BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(All amounts in U.S. dollars)

	As of September 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$19,378,525	$30,162,475
Restricted cash	12,292,731	12,297,151
Investments in marketable securities	2,249,068	54,980,156
Accounts and note receivable	25,401,837	28,902
Aircraft support parts	488,145	1,761,270
Prepaid expenses and other current assets	3,968,810	1,835,032
Deferred offering costs	—	5,800,144
Total current assets	63,779,116	106,865,130
Property, plant and equipment, net	198,472,301	192,091,413
Intangible assets, net	1,428,956	208,196
Goodwill	13,134,371	2,457,937
Other noncurrent assets[1]	13,896,708	4,356,225
Total assets	$290,711,452	$305,978,901
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,351,970	$3,170,354
Accrued expenses and other current liabilities	10,536,129	18,669,572
Operating right-of-use current liability[2]	1,531,567	21,484
Current portion of long-term debt, net of debt issuance costs	1,940,914	2,445,594
Total current liabilities	15,360,580	24,307,004
Long-term accrued expenses and other noncurrent liabilities	12,821,049	45,659
Operating right-of-use noncurrent liability[3]	6,764,776	754,673
Long-term debt, net of debt issuance costs[4]	205,219,737	205,471,958
Total liabilities	$240,166,142	$230,579,294
COMMITMENTS AND CONTINGENCIES
MEZZANINE EQUITY
Series A Preferred Stock, $0.0001 par value; 315,789.473684 shares authorized, issued and outstanding at September 30, 2023	348,786,994	—
Legacy Bridger Series C Preferred Shares, $0.001 par value; 315,789.473684 shares authorized, issued and outstanding at December 31, 2022	—	489,021,545
STOCKHOLDERS’ DEFICIT
Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 44,776,926 shares issued and outstanding at September 30, 2023; 39,081,744 shares issued and outstanding at December 31, 2022	4,949	3,908
Additional paid-in capital	82,776,619	—
Accumulated deficit	(382,566,331)	(415,304,343)
Accumulated other comprehensive income	1,543,079	1,678,497
Total stockholders’ deficit	(298,241,684)	(413,621,938)
Total liabilities, mezzanine equity, and stockholders’ deficit	$290,711,452	$305,978,901
1 Includes related party operating lease right-of-use assets of approximately $6,569,000 for the two Pilatus PC-12 leases as of September 30, 2023.
2 Includes related party operating lease right-of-use current liabilities of approximately $1,173,000 for the two Pilatus PC-12 leases as of September 30, 2023.
3 Includes related party operating lease right-of-use noncurrent liabilities of approximately $5,396,000 for the two Pilatus PC-12 leases as of September 30, 2023.
4 Includes related party debt of $10,000,000 for the 2022 taxable industrial revenue bond as of September 30, 2023 and December 31, 2022, respectively.
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(All Amounts in U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues[1]	$53,619,117	$32,452,593	$65,599,770	$45,275,556
Cost of revenues:
Flight operations	9,673,769	7,120,107	19,706,152	16,635,021
Maintenance	5,534,423	5,498,105	13,260,850	11,932,078
Total cost of revenues	15,208,192	12,618,212	32,967,002	28,567,099
Gross income	38,410,925	19,834,381	32,632,768	16,708,457
Selling, general and administrative expense[2]	15,826,474	18,058,418	64,242,773	28,635,304
Operating income (loss)	22,584,451	1,775,963	(31,610,005)	(11,926,847)
Interest expense[3]	(5,970,547)	(6,984,901)	(17,175,959)	(12,993,129)
Other income (expense)	559,992	(441,788)	2,253,320	(166,634)
Income (loss) before income taxes	17,173,896	(5,650,726)	(46,532,644)	(25,086,610)
Income tax benefit	314,080	—	314,080	—
Net income (loss)	$17,487,976	$(5,650,726)	$(46,218,564)	$(25,086,610)
Series A Preferred Stock – adjustment for deemed dividend upon Closing	$—	$—	$(48,300,000)	$—
Series A Preferred Stock – adjustment to eliminate 50% multiplier	$—	$—	$156,362,598	$—
Series A Preferred Stock – adjustment to maximum redemption value	$(6,048,025)	$—	$(16,128,047)	$—
Legacy Bridger Series A Preferred Shares – adjustment for redemption, extinguishment, accrued interest, and change in fair value	$—	$—	$—	$(85,663,336)
Legacy Bridger Series C Preferred Shares - adjustment to maximum redemption value	$—	$(5,643,337)	$—	$(196,884,119)
Net income (loss) attributable to Common stockholders - basic and diluted	$11,439,951	$(11,294,063)	$45,715,987	$(307,634,065)
Net income (loss) per Common Stock - basic	$0.25	$(0.29)	$1.02	$(7.93)
Net income (loss) per Common Stock - diluted	$0.15	$(0.29)	$0.59	$(7.93)
Weighted average Common Stock outstanding – basic	45,905,962	38,770,646	44,936,629	38,770,646
Weighted average Common Stock outstanding – diluted	78,895,759	38,770,646	77,903,350	38,770,646
1 Includes related party revenues of approximately $68,000 and $501,000 for the three and nine months ended September 30, 2023, respectively.
2 Includes related party lease expense of approximately $139,000 for the three and nine months ended September 30, 2023, respectively.
3 Includes related party interest for the 2022 taxable industrial revenue bond of approximately $293,000 and $856,000 for the three and nine months ended September 30, 2023, respectively, and $95,000 for three and nine months ended September 30, 2022, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(All Amounts in U.S. dollars)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$17,487,976	$(5,650,726)	$(46,218,564)	$(25,086,610)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(43,687)	(96)	(43,281)	(359)
Unrealized gain on derivative instruments	180,525	459,150	112,191	1,443,185
Unrealized (loss) gain on investments in marketable securities	(12,942)	28,212	277,402	28,212
Reclassification of realized gains on investments in marketable securities to earnings	(100,388)	—	(481,730)	—
Total other comprehensive income (loss), net of tax	23,508	487,266	(135,418)	1,471,038
Comprehensive income (loss)	$17,511,484	$(5,163,460)	$(46,353,982)	$(23,615,572)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STOCKHOLDERS’ DEFICIT
For the Nine Months Ended September 30, 2022
(All Amounts in U.S. dollars, except share amounts)

	Legacy Bridger Series A Preferred Shares		Legacy Bridger Series B Preferred Shares		Legacy Bridger Series C Preferred Shares / Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Share	Value	Share	Value	Share	Value	Share	Value
Balance at December 31, 2021	10,500,000	$1,050	60,000,000	$6,000	—	$—	39,081,744	$3,908	$—	$(84,843,803)	$24,706	$(84,815,189)
Liquidation preference on Legacy Bridger Series A Preferred Shares	—	—	—	—	—	—	—	—	—	(4,339,767)	—	(4,339,767)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	674,381	674,381
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(287)	(287)
Stock based compensation attributable to Legacy Bridger holders prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	2,558	—	2,558
Net loss	—	—	—	—	—	—	—	—	—	(14,873,009)	—	(14,873,009)
Balance at March 31, 2022	10,500,000	$1,050	60,000,000	$6,000	—	$—	39,081,744	$3,908	$—	$(104,054,021)	$698,800	$(103,351,313)
Legacy Bridger Series A Preferred Shares adjustment for redemption, extinguishment and revaluation	—	—	—	—	—	—	—	—	—	(81,323,569)	—	(81,323,569)
Legacy Bridger Series C Preferred Shares adjustment to maximum redemption value	—	—	—	—	—	—	—	—	—	(191,240,782)	—	(191,240,782)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	309,654	309,654
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	24	24
Stock based compensation attributable to Legacy Bridger holders prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	2,222	—	2,222
Net loss	—	—	—	—	—	—	—	—	—	(4,562,875)	—	(4,562,875)
Balance at June 30, 2022	10,500,000	$1,050	60,000,000	$6,000	—	$—	39,081,744	$3,908	$—	$(381,179,025)	$1,008,478	$(380,166,639)
Legacy Bridger Series C Preferred Shares adjustment to maximum redemption value	—	—	—	—	—	—	—	—	—	(5,643,337)	—	(5,643,337)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	459,150	459,150
Unrealized gain on investments in marketable securities	—	—	—	—	—	—	—	—	—	—	28,212	28,212
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(96)	(96)
Stock based compensation attributable to Legacy Bridger holders prior to reverse recapitalization	—	—	—	—	—	—	—	—	—	2,223	—	2,223
Net loss	—	—	—	—	—	—	—	—	—	(5,650,726)	—	(5,650,726)
Balance at September 30, 2022	10,500,000	$1,050	60,000,000	$6,000	—	$—	39,081,744	$3,908	$—	$(392,470,865)	$1,495,744	$(390,971,213)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STOCKHOLDERS’ DEFICIT
For the Nine Months Ended September 30, 2023
(All Amounts in U.S. dollars, except share amounts)

	Legacy Bridger Series A Preferred Shares		Legacy Bridger Series B Preferred Shares		Legacy Bridger Series C Preferred Shares / Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders' Deficit
	Share	Value	Share	Value	Share	Value	Share	Value
Balance at December 31, 2022	—	$—	—	$—	315,789	$489,021,545	39,081,744	$3,908	$—	$(415,304,343)	$1,678,497	$(413,621,938)
Unrealized loss on derivative instruments	—	—	—	—	—	—	—	—	—	—	(271,801)	(271,801)
Unrealized gain on investment in marketable securities	—	—	—	—	—	—	—	—	—	—	318,645	318,645
Reclassification of realized gains on investments in marketable securities to earnings	—	—	—	—	—	—	—	—	—	—	(173,152)	(173,152)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	192	192
Net loss	—	—	—	—	—	—	—	—	—	(44,684,938)	—	(44,684,938)
Effect of the Closing	—	—	—	—	—	(156,362,597)	4,687,546	684	52,084,522	78,956,576	—	131,041,782
Series A Preferred Stock adjustment to maximum redemption value	—	—	—	—	—	4,274,439	—	—	(4,274,439)	—	—	(4,274,439)
Stock based compensation after reverse recapitalization	—	—	—	—	—	—	2,400,354	240	25,596,776	—	—	25,597,016
Balance at March 31, 2023	—	$—	—	$—	315,789	$336,933,387	46,169,644	$4,832	$73,406,859	$(381,032,705)	$1,552,381	$(306,068,633)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	203,467	203,467
Unrealized loss on investment in marketable securities	—	—	—	—	—	—	—	—	—	—	(28,301)	(28,301)
Reclassification of realized gains on investments in marketable securities to earnings	—	—	—	—	—	—	—	—	—	—	(208,190)	(208,190)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	214	214
Net loss	—	—	—	—	—	—	—	—	—	(19,021,602)	—	(19,021,602)
Series A Preferred Stock adjustment to maximum redemption value	—	—	—	—	—	5,805,582	—	—	(5,805,582)	—	—	(5,805,582)
Bonuses paid in Class A Common Stock	—	—	—	—	—	—	736,554	74	4,927,546	—		4,927,620
Stock based compensation after reverse recapitalization	—	—	—	—	—	—	—	—	6,448,568	—	—	6,448,568
Balance at June 30, 2023	—	$—	—	$—	315,789	$342,738,969	46,906,198	$4,906	$78,977,391	$(400,054,307)	$1,519,571	$(319,552,439)
Unrealized gain on derivative instruments	—	—	—	—	—	—	—	—	—	—	180,525	180,525
Unrealized loss on investment in marketable securities	—	—	—	—	—	—	—	—	—	—	(12,942)	(12,942)
Reclassification of realized gains on investments in marketable securities to earnings	—	—	—	—	—	—	—	—	—	—	(100,388)	(100,388)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(43,687)	(43,687)
Net income	—	—	—	—	—	—	—	—	—	17,487,976	—	17,487,976
Series A Preferred Stock adjustment to maximum redemption value	—	—	—	—	—	6,048,025	—	—	(6,048,025)	—	—	(6,048,025)
Class A Common Stock issued in Acquisition	—	—	—	—	—	—	426,531	43	3,241,957	—	—	3,242,000
Stock based compensation after reverse recapitalization	—	—	—	—	—	—	—	—	6,605,296	—	—	6,605,296
Balance at September 30, 2023	—	$—	—	$—	315,789	$348,786,994	47,332,729	$4,949	$82,776,619	$(382,566,331)	$1,543,079	$(298,241,684)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in U.S. dollars)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(46,218,564)	$(25,086,610)
Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions
Loss on sale/disposal of fixed assets	423,187	1,588,361
Depreciation and amortization	10,233,947	8,561,926
Impairment of long-lived assets	626,848	—
Stock based compensation expense	38,650,880	7,003
Loss on extinguishment of debt	—	844,925
Change in fair value of the Warrants	1,865,500	—
Change in fair value of freestanding derivative	50,559	(59,309)
Amortization of debt issuance costs	725,524	288,853
Interest accrued on Legacy Bridger Series B Preferred Shares	—	3,586,586
Change in fair value of Legacy Bridger Series C Preferred Shares	—	3,918,636
Change in fair value of Series A Preferred Stock	(45,378)	—
Realized gain on investments in marketable securities	(561,905)	—
Changes in operating assets and liabilities
Accounts and note receivable	(25,372,935)	(10,885,879)
Aircraft support parts	1,273,125	183,390
Prepaid expense and other current and noncurrent assets	(4,057,674)	(305,096)
Accounts payable, accrued expenses and other liabilities	(19,084,478)	9,398,500
Net cash used in operating activities	(41,491,364)	(7,958,714)
Cash Flows from Investing Activities:
Investments in construction in progress – buildings	—	(7,739,841)
Proceeds from sales and maturities of marketable securities	53,088,665	—
Sale of property, plant and equipment	817,000	286,400
Purchases of property, plant and equipment	(18,054,137)	(23,818,386)
Purchases of marketable securities	—	(38,508,475)
Net cash provided by (used in) investing activities	35,851,528	(69,780,302)
Cash Flows from Financing Activities:
Payment to Legacy Bridger Series A Preferred Shares members	—	(236,250,000)
Payment to Legacy Bridger Series B Preferred Shares members	—	(69,999,223)
Borrowing from Legacy Bridger Series C Preferred shares members, net of issuance costs	—	288,684,675
Borrowings from 2022 Taxable Industrial Revenue bond	—	160,000,000
Extinguishment of 2021 Taxable Industrial Revenue bond	—	(7,549,900)
Payment of finance lease liability	(22,790)	—
Proceeds from the Closing	3,193,536	—
Costs incurred related to the Closing	(6,793,574)	—
Borrowings from various First Interstate Bank vehicle loans	—	202,216
Payment of debt issuance costs	—	(4,417,806)
Payment of offering costs	—	(896,108)
Repayments on debt	(1,482,425)	(1,463,862)
Net cash (used in) provided by financing activities	(5,105,253)	128,309,992
Effects of exchange rate changes	(43,281)	(359)
Net change in cash, cash equivalents and restricted cash	(10,788,370)	50,570,617
Cash, cash equivalents and restricted cash – beginning of the period	42,459,626	17,261,132
Cash, cash equivalents and restricted cash – end of the period	$31,671,256	$67,831,749
Less: Restricted cash – end of the period	12,292,731	12,224,970
Cash and cash equivalents – end of the period	$19,378,525	$55,606,779
Supplemental disclosure of non-cash operating and financing activities
Assumption of Jack Creek liabilities	$7,463,673	$—
Recognition of warrant liabilities	$5,863,000	$—
Recognition of Deferred underwriting fee	$1,500,000	$—
Recognition of new right-of-use asset and corresponding operating lease liability	$7,940,044	$—
Bonuses paid in Class A Common Stock	$4,927,620	$—
Purchase consideration of Ignis acquisition paid in Class A Common Stock	$3,242,000	$—
Deferred offering costs included in accrued expenses and other current liabilities	$—	$3,762,322
Issuance costs on Legacy Bridger Series C Preferred Shares	$—	$5,000,000
Supplemental cash flow information
Interest paid[1]	$21,995,073	$11,936,730
Fixed assets in accounts payable	$16,847	$448,850
Conversion of Promissory Note to Common Stock	$897,400	$—
Series A Preferred Stock – adjustment for deemed dividend upon Closing	$48,300,000	$—
Series A Preferred Stock – adjustment to eliminate 50% multiplier	$156,362,597	$—
Series A Preferred Stock - adjustment to maximum redemption value	$16,128,046	$—
Legacy Bridger Series A Preferred Shares – adjustment for redemption, extinguishment and accrued interest	$—	$85,663,336
Legacy Bridger Series C Preferred Shares - adjustment for maximum redemption value	$—	$196,884,119

1 Includes related party interest paid of approximately $1,150,000 for the 2022 taxable industrial revenue bond for the nine months ended September 30, 2023.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)

Note 1 – Organization and Basis of Presentation
Nature of Business
Bridger Aerospace Group Holdings, Inc. and its subsidiaries (“Bridger”, “the Company,” “we,” “us” or “our”) provide aerial wildfire management, relief and suppression and delivery of firefighting services using next generation technology and sustainable and environmentally safe firefighting methods.
As of September 30, 2023, the Company owns 17 aircraft, including 4 Twin Commander surveillance platforms, 4 Quest Kodiaks, 6 Viking CL415EAFs, 2 Aurora eVOTL Skirons, and 1 Pilatus PC-12.
Basis of Presentation
The unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). The unaudited condensed consolidated financial statements include the financial statements of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest.
Reverse Recapitalization
On January 24, 2023, (the “Closing Date”), Jack Creek Investment Corp (“JCIC”) completed the reverse recapitalization (the “Closing” and the “Reverse Recapitalization”) with the Company’s predecessor, Bridger Aerospace Group Holdings, LLC and its subsidiaries (collectively, “Legacy Bridger”), which operated the majority of the historical business and was identified as the acquirer and predecessor upon the consummation of the transactions contemplated by the agreement and plan of merger (the “Transaction Agreements”) entered into on August 3, 2022. On the Closing Date, pursuant to the Transaction Agreements, JCIC and Legacy Bridger became wholly owned subsidiaries of a new public entity that was renamed Bridger Aerospace Group Holdings, Inc, and JCIC shareholders and Legacy Bridger equity holders converted their equity ownership in JCIC and Legacy Bridger, respectively, into equity ownership in Bridger.
Upon the consummation of the Reverse Recapitalization, Bridger issued Common Stock to the Legacy Bridger equity holders and Series A Preferred Stock (as defined below) as summarized below:
•the surrender and exchange of all 606,061 Legacy Bridger incentive units (“Incentive Units”) into 583,308 shares of Bridger’s common stock, par value $0.0001, (“Common Stock”) at a deemed value of $10.00 per share as adjusted by the per share Common Stock consideration of approximately 0.96246 (the “Exchange Ratio”), rounded down to the nearest share for each holder;
•the direct or indirect surrender and exchange of the remaining 40,000,000 issued and outstanding shares of Legacy Bridger common shares (excluding Incentive Units) into 38,498,436 shares of Common Stock at a deemed value of $10.00 per share as adjusted by the Exchange Ratio, rounded down to the nearest share for each holder; and
•the surrender and exchange of all 315,789.473684 issued and outstanding Series C preferred shares of Legacy Bridger (the “Legacy Bridger Series C Preferred Shares”), which were surrendered and exchanged on a one-to-one basis in connection with the Reverse Recapitalization into 315,789.473684 shares of preferred stock of Bridger that have the rights, powers, designations, preferences, and qualifications, limitations and restrictions set forth in Section 4.5 of the Amended and Restated Certificate of Incorporation (the “Series A Preferred Stock”). The Series A Preferred Stock are convertible at the election of the holders into shares of Common Stock, without the payment of additional consideration by the holders into such number of shares of Common Stock as determined by dividing the original issue price, plus accrued interest by a conversion price equal to $11 at the time of conversion.
Other related events occurred in connection with the Reverse Recapitalization, are summarized below:
•the filing and effectiveness of the Amended and Restated Certificate of Incorporation of Bridger and the effectiveness of the Amended and Restated Bylaws of Bridger, each of which occurred immediately prior to the Closing;
•the adoption and assumption of the 2023 Omnibus Incentive Plan and any grants or awards issued thereunder and adoption of the 2023 Employee Stock Purchase Plan upon the Closing to grant equity awards to Bridger employees; and

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
•during the period from the Closing until five years following the Closing, JCIC subjected 20% of JCIC’s issued and outstanding common stock (“Sponsor Earnout Shares”), comprised of two separate tranches of 50% of the Sponsor Earnout Shares per tranche, to potential forfeiture to Bridger for no consideration until the occurrence (or deemed occurrence) of certain triggering events.
Immediately after giving effect to the Transaction Agreements, the following were outstanding:
•43,769,290 shares of Common Stock;
•315,789.473684 shares of Bridger Series A Preferred Stock;
•9,400,000 private placement warrants (“Private Placement Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share;
•17,250,000 public warrants (“Public Warrants”) to purchase shares of Common Stock at an exercise price of $11.50 per share; and
•6,581,497 restricted stock units issued to the executives and senior management of the Company.
In connection with the Reverse Recapitalization, the Company paid transaction costs of $10,302 thousand as of the Closing.
The transactions contemplated by the Transaction Agreements were accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, JCIC was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Bridger represent a continuation of the financial statements of Legacy Bridger with the Reverse Recapitalization treated as the equivalent of Legacy Bridger issuing stock for the net assets of JCIC, accompanied by a recapitalization. The net assets of JCIC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Reverse Recapitalization will be those of Legacy Bridger in future reports of Bridger.
Legacy Bridger has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Legacy Bridger equity holders have a relative majority of the voting power of Bridger;
•Bridger’s board of directors (the “Board”) has nine (9) members, and representatives or designees of the Legacy Bridger equity holders comprise the majority of the members of the Board;
•Legacy Bridger’s senior management comprise the senior management roles and are responsible for the day-to-day operations of Bridger;
•Bridger assumed Legacy Bridger’s name of business;
•The strategy and operations of Bridger continue Legacy Bridger’s former strategy and operations; and
•The Reverse Recapitalization created an operating public company, with management continuing to use Legacy Bridger operations to grow the business.
The Sponsor Earnout Shares are determined to be equity classified instruments of Bridger and the Public Warrants and Private Placement Warrants are determined to remain liability classified instruments upon the Closing.
In accordance with guidance applicable to these circumstances, the equity structure has been recast in all comparative periods up to the Closing to reflect the number of shares of Common Stock issued to Legacy Bridger’s stockholders in connection with the Reverse Recapitalization. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Bridger’s common stock prior to the Reverse Recapitalization have been retroactively recasted as shares of Common Stock using the Exchange Ratio.
On January 25, 2023, shares of the Company’s Common Stock began trading on the Nasdaq Global Market under the ticker symbol “BAER.”

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 2 - Summary of Significant Accounting Policies
Principles of Consolidation
The Company consolidates those entities in which it, through the existing owners, has control over significant operating, financial or investing decisions of the entity. All significant intercompany balances and transactions have been eliminated in consolidation.
Variable Interest Entities
The Company follows ASC 810-10-15 guidance with respect to accounting for variable interest entities (“VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances.
Northern Fire Management Services, LLC (“NFMS, LLC”) is considered to be a VIE, as it lacks sufficient equity and is consolidated in the Company’s financial statements. For the three and nine months ended September 30, 2022, Mountain Air, LLC (“MA, LLC”) was considered to be a VIE, as it lacked sufficient equity and is consolidated in the Company’s financial statements. For the three and nine months ended September 30, 2023 and 2022 and the year ended December 31, 2022, NFMS, LLC held immaterial assets and liabilities in its financial statements. For the three and nine months ended September 30, 2022, MA, LLC held immaterial assets and liabilities in its financial statements. For the three and nine months ended September 30, 2023 and 2022 and the year ended December 31, 2022, the following entities were considered to be VIEs but were not consolidated in the unaudited condensed consolidated financial statements due to the lack of the power criterion or the losses/benefits criterion: AE Côte-Nord Canada (“Côte-Nord”) and Ensyn BioEnergy Canada, Inc.
Northern Fire Management Services, LLC: The Company assisted in designing and organizing NFMS, LLC with a business purpose of employing Canadian aviation professionals for the Company. A master services agreement exists between NFMS, LLC, the Company, and Bridger Air Tanker, LLC, a wholly owned subsidiary of the Company, to transfer all annual expenses incurred to the Company in exchange for the Canadian employees to support the Company’s water scooper aircraft. NFMS, LLC is 50% owned by a Canadian citizen, and 50% owned by Bridger Aerospace Group, LLC. The Company is responsible for the decisions related to all of NFMS, LLC’s expenditures, which solely relates to payroll. Based on these facts, it was determined that the Company is the primary beneficiary of NFMS, LLC. Therefore, NFMS, LLC has been consolidated by the Company. All intercompany expenses associated with NFMS, LLC and its service agreement have been eliminated in consolidation.
Mountain Air, LLC: As of November 7, 2022, MA, LLC was a wholly-owned subsidiary of Bridger. Prior to MA, LLC becoming a wholly-owned subsidiary of the Company, MA, LLC was owned 50% by Timothy Sheehy, the Chief Executive Officer and a director of Bridger, and 50% by an entity affiliated with Matthew Sheehy, a director of Bridger. MA, LLC is a Federal Aviation Administration (“FAA”) part 135 certificate holder and is designed to hold aerial firefighting contracts. Bridger Aviation Services, LLC (“Bridger Aviation”), a wholly-owned subsidiary of Bridger, was a party to a certain Management Services Agreement (the “Aviation Agreement”), dated April 13, 2018, with MA, LLC. Pursuant to the Aviation Agreement, Bridger Aviation leased certain aircraft to MA, LLC. MA, LLC operated the aircraft and paid Bridger Aviation a fee equal to 99% of all revenue it received from the use and deployment of Bridger Aviation’s aircraft. MA, LLC was obligated to operate and maintain the aircraft in accordance with applicable FAA standards.
Timothy Sheehy originally conducted aerial operations through MA, LLC before Bridger’s current legal organizational structure was put into place, which created the need for the Aviation Agreement and resulting VIE treatment.
Seasonality
The Company’s business is generally seasonal, with a significant portion of total revenue occurring during the second and third quarters of the fiscal year due to the North American fire season. However, the weather dependency and seasonal

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
fluctuation in the need to fight wildfires based upon location and the varying intensity of the fire season may lead our operating results to fluctuate significantly from quarter to quarter and year to year.
Use of Estimates
The preparation of financial statements in conformity with US GAAP, requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities, disclosure of gain or loss contingencies as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from their estimates and such differences could be material to the unaudited condensed consolidated financial statements. Significant items subject to such estimates and assumptions include: (a) excess and aging aircraft support parts reserves, (b) allowance for doubtful accounts, (c) useful lives of property, plant and equipment, net, (d) allocation of the purchase price to the fair value of assets acquired and liabilities assumed, (e) impairment of long-lived assets, goodwill and other intangible assets, (f) disclosure of fair value of financial instruments, (g) variable interest entities, (h) accounting for Series A Preferred Stock and Legacy Bridger Series C Preferred Shares, (i) revenue recognition, (j) estimates and assumptions made in determining the carrying values of goodwill, other intangible assets, and contingent consideration, (k) incentive units and (l) Public Warrants and Private Placement Warrants.
Reclassifications
Certain amounts from prior periods have been reclassified to conform to the current period presentation. The Company previously separately presented General and administrative and Business development operating expenses, which are now presented combined within Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. The reclassification had no impact on previously reported Net loss or Accumulated deficit.
Accounts and Note Receivable
Accounts receivable consist of amounts due from our customers. The Company maintains an allowance for doubtful accounts equal to the estimated losses expected to be incurred based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. For the three and nine months ended September 30, 2023 and 2022, the Company did not record any bad debt expense as accounts receivable have historically been collected in accordance with the policy and there is not history of write-offs.
Note receivable consists of a promissory note to pay a specific sum, with interest, within a defined period. Each reporting period, the Company evaluates the collectability of the outstanding note receivable balance. If the promissory note is deemed uncollectible, the Company will record the value of the note and the accrued interest as bad debt expense. For the three and nine months ended September 30, 2023 and 2022, the Company did not record any bad debt expense based on the assessment of the receivable.
Deferred Offering Costs
Deferred offering costs primarily consist of capitalized legal, accounting and other third-party costs incurred that are directly related to the Reverse Recapitalization, which has been accounted for as a reverse recapitalization. These costs were charged to Stockholders’ deficit as a reduction of Additional paid-in capital generated upon the completion of the Reverse Recapitalization. As of September 30, 2023, the Company charged $17,961 thousand to Stockholders’ deficit. As of December 31, 2022, the Company recorded $5,800 thousand of deferred offering costs in the Unaudited Condensed Consolidated Balance Sheets.
Revenue Recognition
The Company charges daily and hourly rates depending upon the type of firefighting services rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via a Hobbs meter. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.
The Company enters into short, medium and long-term contracts with customers, primarily with government agencies to deploy aerial fire management assets during the firefighting season. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. Invoicing occurs as the services are rendered and includes the use of the aircraft, pilot and field maintenance personnel to support the contract.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Contracts are based on either a Call-When-Needed (“CWN”) or Exclusive Use (“EU”) basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates, the aircraft cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.
The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by their funded task order or accepted invoice.
The Company has not incurred incremental costs for obtaining contracts with customers. In addition, the Company evaluates whether or not it should capitalize the costs of fulfilling a contract. Such costs would be capitalized when they are not within the scope of other standards and: (1) are directly related to a contract; (2) generate or enhance resources that will be used to satisfy performance obligations; and (3) are expected to be recovered. The Company has elected to use the practical expedient detailed in ASC 340-40, Other Assets and Deferred Costs—Contracts with Customers, to expense any costs to fulfill a contract as they are incurred when the amortization period would be one year or less.
Contract assets are classified as a receivable when the reporting entity’s right to consideration is unconditional, which is when payment is due only upon the passage of time. As the Company invoices customers for performance obligations that have been satisfied, at which point payment is unconditional, contracts do not typically give rise to contract assets. Contract liabilities are recorded when cash payments are received or due in advance of performance.
Payment terms vary by customer and type of revenue contract. The Company generally expects that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, the Company has elected the practical expedient to not evaluate whether a significant financing component exists. As permitted under the practical expedient available under ASC 606, Revenue from Contracts with Customers (“ASC 606”), the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, and (ii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Other revenue consists of leasing revenues for facilities as well as external repair work performed on customer aircraft.
Sales taxes and value added taxes in foreign jurisdictions that are collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from Revenues.
Revenue Disaggregation
The following shows the disaggregation of revenue by service for the three and nine months ended September 30, 2023 and September 30, 2022.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Fire suppression	$46,153,645	$26,550,505	$56,603,073	$38,232,768
Aerial surveillance	7,355,172	5,831,625	8,478,925	6,833,650
Other services	110,300	70,463	517,772	209,138
Total revenues	$53,619,117	$32,452,593	$65,599,770	$45,275,556

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The following shows the disaggregation of revenue by type for the three and nine months ended September 30, 2023 and September 30, 2022.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Flight revenue	$28,322,994	$18,167,660	$34,117,309	$24,585,180
Standby revenue	25,006,298	14,094,682	30,142,235	20,305,658
Other revenue	289,825	190,251	1,340,226	384,718
Total revenues	$53,619,117	$32,452,593	$65,599,770	$45,275,556
Concentration Risk
For the three and nine months ended September 30, 2023, the Company had one customer who individually accounted for 75% and 67% of total revenues, respectively. For the three and nine months ended September 30, 2022, the Company had one customer who individually accounted for 96% and 97% of total revenues, respectively. As of September 30, 2023, two customers accounted for 45% and 32% of accounts receivable, respectively. As of December 31, 2022, one customer accounted for 62% of accounts receivable.
Business Combinations
The Company records tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, amounts paid for the acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. Acquisition consideration includes contingent consideration with payment terms based on the achievement of certain targets of the acquired business. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. The Company allocates any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.
Contingent consideration, represents an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met, is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired and recorded in Accrued expenses and other current liabilities and Long-term accrued expenses and other noncurrent liabilities within the Unaudited Condensed Consolidated Balance Sheets. Subsequent changes in the estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Unaudited Condensed Consolidated Statements of Operations.
Hedging Transactions and Derivative Financial Instruments
The Company is directly and indirectly affected by changes in certain market conditions. These changes in market conditions may adversely impact the Company’s financial performance and are referred to as “market risks.” The Company, when deemed appropriate, uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The Company manages interest rate risk through the use of derivative instruments, such as swap agreements. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. The Company does not enter into derivative financial instruments for trading purposes.
The accounting for gains and losses that result from changes in the fair values of derivative instruments depends on whether the derivatives have been designated and qualify as hedging instruments and the type of hedging relationships. The changes in fair values of derivatives that have been designated and qualify as cash flow hedges are recorded in Accumulated other comprehensive income and are reclassified into the line item on the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) in which the hedged items are recorded in the same period the hedged items affect earnings. The changes in fair values of freestanding derivatives with no hedging designation are recorded in earnings through interest expense on the Unaudited Condensed Consolidated Statements of Operations.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The Company formally assesses whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair values or cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized into earnings. The fair value is based on prevailing market data and using standard valuation models based on reasonable estimates about future relevant market conditions. Refer to “Note 14 – Long-Term Debt.” The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks described above.
Warrant Liabilities
The Company accounts for the Public Warrants and Private Placement Warrants (collectively, the “Warrants”) issued in connection with the Reverse Recapitalization in accordance with the guidance contained in accordance with ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recorded in earnings through Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations.
Income Taxes
For periods prior to the Reverse Recapitalization, Bridger Aerospace Group Holdings, LLC is a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by Legacy Bridger. Members are taxed individually on their pro rata ownership share of Legacy Bridger’s earnings. Legacy Bridger’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.
Subsequent to the Reverse Recapitalization, Bridger Aerospace Group Holdings, Inc. became the successor of Legacy Bridger as discussed in “Note 1 – Organization and Basis of Presentation.” Bridger is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to net taxable income or loss and any related tax credits of the Company. Bridger is also subject to taxes in foreign jurisdictions in which it operates.
The Company provides for income taxes and the related accounts under the asset and liability method. Income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated current and future taxes to be paid. The Company is subject to income taxes predominantly in the U.S. these tax laws are often complex and may be subject to different interpretations.
Deferred income taxes arise from temporary differences between the financial statement carrying amount and the tax basis of assets and liabilities and are measured using the enacted tax rates expected to be in effect during the year in which the basis difference reverses. In evaluating the ability to recover its deferred tax assets within the jurisdiction from which they arise, the Company considers all available positive and negative evidence. If based upon all available positive and negative evidence, it is more likely than not that the deferred tax assets will not be realized, a valuation allowance is established. The valuation allowance may be reversed in a subsequent reporting period if Bridger determines that it is more likely than not that all or part of the deferred tax asset will become realizable.
Net Income (Loss) Per Share
Basic net income (loss) per share is based on the weighted average number of shares of Common Stock outstanding during the period. Diluted net income (loss) per share is based on the weighted average number of shares of Common Stock used for the basic net income (loss) per share calculation, adjusted for the dilutive effect of restricted stock units (“RSUs”), Warrants, and Incentive Units, if any, using the “treasury stock” method, the Series A Preferred Stock that is convertible into shares of Common Stock, and the Sponsor Earnout Shares that will fully vest upon certain stock price metrics being achieved. In addition, net income (loss) for diluted net income (loss) per share is adjusted for the after-tax impact of changes to the fair value of the Warrants, to the extent they are dilutive.
As noted above, the Company accounted for the Closing as a reverse recapitalization. Net income (loss) per share calculations for all periods prior to the Closing have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares of Common Stock outstanding immediately after the Closing to effect the reverse recapitalization. Subsequent to the Closing, net income (loss) per share is calculated based on the weighted average number of shares of Common Stock outstanding.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Collaboration Agreements
The Company analyzes its collaboration arrangement to assess if it is within the scope of ASC 808, Collaborative Agreements (“ASC 808”) by determining whether such an arrangement involves joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. If the Company concluded that it has a customer relationship with its collaborator, the collaboration arrangement would be accounted for under ASC 606.
Stock-Based Compensation
The Company accounts for its stock-based compensation in accordance with provisions of ASC 718, Compensation-Stock Compensation at the grant date fair value.
Legacy Bridger granted Incentive Units which contain service and performance vesting conditions to select board members and an executive officer. Compensation cost for Incentive Units is measured at their grant-date fair value and is equal to the value of the Legacy Bridger’s Class D Common shares, which was estimated using an option pricing model. Compensation cost for service-based units is recognized over the requisite service period on a straight-line basis. For performance related units, expense is recognized when the performance related condition is considered probable.
In connection with the Closing, the Company along with the Board established and approved and assumed the Bridger Aerospace Group Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”) which allowed the Company to grant RSUs to Bridger employees (the “Participants”). Upon satisfying the vesting conditions, each RSU provides the Participants the right to receive one share of Common Stock. The fair value of RSUs is determined based on the number of shares granted and the quoted market price of the Common Stock on the date of grant. Compensation cost for the RSUs is recognized as the performance condition of the Closing of the transaction was met and over the requisite service period based on the graded-vesting method. The Company accounts for forfeitures as they occur. Stock-based compensation is included in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations.
Advertising Expense
Advertising costs are expensed as incurred and are included in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. Advertising expense for the three and nine months ended September 30, 2023 was approximately $52 thousand and $104 thousand, respectively, and for the three and nine months ended September 30, 2022 was approximately $153 thousand and $520 thousand, respectively.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU replace the incurred loss model for recognition of credit losses with a methodology that reflects expected credit losses over the life of the loan and requires consideration of a broader range of reasonable and supportable information to calculate credit loss estimates. The Company adopted this standard on January 1, 2023. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. This update modifies the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. In order to reduce complexity, an entity no longer will determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination. The Company adopted this standard on January 1, 2023. The adoption of this standard did not have a significant impact on the Company’s unaudited condensed consolidated financial statements.
Recently Issued Accounting Pronouncements
In September 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and in January 2021, issued ASU No. 2021-01, Reference Rate Reform: Scope. These updates provide optional expedients and exceptions for applying US GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The optional guidance is

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
provided to ease the potential burden of accounting for reference rate reform. In December 2022, the FASB issued ASU No. 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, to extend the temporary accounting rules under Topic 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the impact of adopting the new accounting guidance on the Company’s unaudited condensed consolidated financial statements.
Note 3 – Cash Equivalents and Investments in Marketable Securities
The investments in marketable securities are classified as available-for-sale debt securities with short-term maturities of less than one year. The fair values, gross unrealized gains and losses of the available-for-sale securities by type are as follows:

	As of September 30, 2023	As of December 31, 2022
	Carrying Value
Cash equivalents
Commercial paper	$—	$29,890,313
Money market fund	6,893,438	12,640
Total cash equivalents	$6,893,438	$29,902,953
Restricted cash
Money market fund	$9,251,919	$9,284,362

	As of September 30, 2023
	Purchase Price	Unrealized Gains	Unrealized Losses	Fair Value
Investment in marketable securities
Commercial paper	$1,908,494	$90,606	$—	$1,999,100
Corporate bonds and notes	246,465	3,503	—	249,968
Total marketable securities	$2,154,959	$94,109	$—	$2,249,068

	As of December 31, 2022
	Purchase Price	Unrealized Gains	Unrealized Losses	Fair Value
Investment in marketable securities
Commercial paper	$32,635,849	$277,674	$—	$32,913,523
Corporate bonds and notes	15,413,122	3,668	—	15,416,790
Government securities	6,658,634	—	(8,791)	6,649,843
Total marketable securities	$54,707,605	$281,342	$(8,791)	$54,980,156
The net unrealized gain included in total other comprehensive income (loss) for the three and nine months ended September 30, 2023 is $(13) thousand and $277 thousand, respectively. The net unrealized gain included in total other comprehensive income (loss) for each of the three and nine months ended September 30, 2022 is $28 thousand.
The proceeds from sales of available-for-sale securities and gross realized gains included in earnings from sales of available-for-sale securities for the nine months ended September 30, 2023 are $53,089 thousand and $562 thousand, respectively. The Company determines gains and losses using the first-in first-out method. For the three and nine months ended September 30, 2023, $100 thousand and $482 thousand has been reclassified out of accumulated other comprehensive income, respectively.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 4 – Accounts and Note Receivable
Accounts and note receivable consist of the following:

	As of September 30, 2023	As of December 31, 2022
Trade accounts receivable	$22,383,983	$28,902
Note receivable	3,000,000	—
Other receivables	17,854	—
Total accounts and note receivable	$25,401,837	$28,902
On September 5, 2023, the Company entered into a secured promissory note in the amount of $3,000 thousand. This note accrues interest at a rate of 8.5% per annum and is due and payable on the 60th day after termination of the note. Other receivables consists primarily of accrued interest on the Note receivable.
Note 5 – Aircraft Support Parts
Aircraft support parts consist of the following:

	As of September 30, 2023	As of December 31, 2022
Repairables and expendables	$488,145	$1,734,292
Other support parts	—	26,978
Total aircraft support parts	$488,145	$1,761,270
Note 6 – Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following:

	As of September 30, 2023	As of December 31, 2022
Prepaid insurance	$1,491,823	$968,721
Deposits	1,206,769	65,641
Prepaid subscriptions	1,207,655	770,724
Other current assets	62,563	29,946
Total prepaid expenses and other current assets	$3,968,810	$1,835,032

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 7 – Property, Plant and Equipment, Net
Property, plant and equipment, net consist of the following:

	As of September 30, 2023	As of December 31, 2022
Aircraft	$188,595,020	$160,113,061
Less: Accumulated depreciation	(25,368,693)	(16,783,360)
Aircraft, net	163,226,327	143,329,701
Construction-in-progress—Aircraft	—	16,992,010
Buildings	34,779,836	16,519,231
Vehicles and equipment	2,922,163	2,810,560
Construction-in-progress - Buildings	4,500	13,780,316
Finance lease right-of-use asset	130,378	130,378
Licenses	234,682	234,682
Less: Accumulated depreciation	(2,825,585)	(1,705,465)
Buildings and equipment, net	35,245,974	31,769,702
Total property, plant and equipment, net	$198,472,301	$192,091,413
For the three and nine months ended September 30, 2023, the Company recorded $5,072 thousand and $9,057 thousand of depreciation expense in Cost of revenues, respectively, and $149 thousand and $1,097 thousand of depreciation expense in Selling, general and administrative expense, respectively. For the three and nine months ended September 30, 2022, the Company recorded $4,118 thousand and $7,590 thousand of depreciation expense in Cost of revenues, respectively, and $322 thousand and $910 thousand of depreciation expense in Selling, general and administrative expense, respectively.
Aircraft are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. In 2023, the Company identified indicators of impairment for one of the Twin Commander surveillance platforms. The Company determined this asset group is not a viable contract operating plane due to a significant adverse change in the physical state of the asset, preventing the asset from acting as a revenue generating asset and anticipating sure cash flow losses. The Company believes the lack of cash flow and continued maintenance expenditure render the carrying amount of the asset unrecoverable. For the three and nine months ended September 30, 2023, the Company recorded total impairment charges of zero and $627 thousand, respectively, in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. For the three and nine months ended September 30, 2022, the Company recorded no impairment charges.
For the three and nine months ended September 30, 2023, the Company recorded a net loss on sale/disposal of assets of $34 thousand and $426 thousand, respectively, in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. For the three and nine months ended September 30, 2022, the Company recorded a loss on disposals of assets related to the obsolescence of an aging aircraft of $807 thousand and $1,588 thousand, respectively, in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations.
For the three and nine months ended September 30, 2023, capitalized interest to equipment from debt financing was $419 thousand and $1,242 thousand, respectively. For the three and nine months ended September 30, 2022, capitalized interest to equipment from debt financing was $216 thousand and $358 thousand, respectively. Aircraft that is currently being manufactured is considered construction in process and is not depreciated until the aircraft is placed into service. Aircraft that is temporarily not in service is not depreciated until placed back into service.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 8 – Acquisition Activity
During 2023, the Company completed the following acquisition of Ignis Technologies, Inc. (“Ignis”) with the intention of expanding the technology used in implementing our firefighting services. Ignis is a fire technology company delivering mission-critical intelligence and technology solutions to firefighting organizations. This acquisition was not individually material to our financial position, results of operations, or cash flows.
On September 12, 2023, the Company completed the acquisition of all the outstanding equity interests of Ignis (the “Acquisition”) for total consideration of $11,561 thousand, payable in unregistered shares of Bridger’s Common Stock, consisting of $3,242 thousand payable at closing. At the closing, 426,531 restricted shares of Common Stock were issued to the Ignis shareholders (determined based upon a volume-weighted average per-share price ("VWAP") of the Common Stock for the 30 consecutive trading days ended September 11, 2023). The remaining $8,319 thousand of Common Stock consideration is contingent upon the achievement of certain operational milestones and, assuming achievement of such milestones, will be issued to the Ignis shareholders in 2024, 2025, and 2026, with the price per share determined based upon a trailing 120-day VWAP of the Common Stock at the time of each issuance. All of the shares of Common Stock to be issued in the Acquisition will be subject to transfer restrictions for a 12-month period after each issuance, with 1/12th of the total shares of Common Stock vesting each month over the one-year period after each issuance.
None of the shares of Common Stock issued or issuable in connection with the Acquisition was or will be registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time of sale in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Recipients of shares of Common Stock in connection with the Acquisition will have customary resale registration rights with respect to such shares of Common Stock pursuant to the terms and conditions of the Acquisition.
The Company accounted for the Acquisition under the acquisition method of accounting and has reported the results of operations of the Acquisition as of the respective date of the Acquisition. The Company based the estimated fair values of intangible assets on an income approach utilizing the relief from royalties model. The income approach utilizes management’s estimates of future operating results and cash flows using a weighted average cost of capital that reflects market participant assumptions. For all other assets acquired and liabilities assumed, the fair value reflects the carrying value of the asset or liability due to their short maturity. The Company recorded the excess of the fair value of the consideration transferred in the Acquisition over the fair value of net assets acquired as goodwill. The goodwill reflects our expectations of favorable future growth opportunities. The Company expects that substantially all of the goodwill will not be deductible for federal income tax purposes.
Acquisition-related costs associated with the Acquisition are included within Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. Acquisition-related costs incurred for the Acquisition completed during each of the three and nine months ended September 30, 2023 were $117 thousand.
The Company has not presented pro forma combined results for the Acquisition because the impact on previously reported statements of operations was not material.
Purchase Price Allocation
The Company has performed a preliminary valuation analysis of the fair market value of the assets acquired and liabilities assumed in the Acquisition. The final purchase price allocation will be determined when the Company has completed and fully reviewed the detailed valuations which could differ materially from the preliminary allocations. The final allocations

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
may include changes in allocations of acquired intangible assets as well as goodwill and other changes to assets and liabilities, including deferred taxes. The estimated useful lives of acquired intangible assets are also preliminary.
The aggregate purchase price of this acquisition was allocated on a preliminary basis as follows:

Common Stock	$11,561,000
Aggregate purchase price	11,561,000

Cash and cash equivalents	2,542
Intangible assets (Weighted average useful life of 5.0 years)	1,300,000
Accounts payable	(36,716)
Long-term accrued expenses and other noncurrent liabilities	(67,180)
Deferred tax liability	(314,080)
Net assets acquired	884,566
Goodwill	$10,676,434
Note 9 – Goodwill and Intangible Assets, Net
The Company’s goodwill as of December 31, 2022 originated from the acquisition of MA, LLC in April 2018. During the nine months ended September 30, 2023, the Company’s goodwill increased from the Acquisition. There were no impairment charges recorded for goodwill for the three and nine months ended September 30, 2023 and 2022.
The changes in the carrying amount of goodwill for the nine months ended September 30, 2023, are as follows:

As of December 31, 2022	$2,457,937
Addition from acquisition	10,676,434
As of September 30, 2023	$13,134,371
Intangible assets consisted of the following:

		As of September 30, 2023
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$67,623	$(52,249)	$15,374
Internal-use software	3	296,675	(183,093)	113,582
In-process research and development (“IPR&D”)	5	$1,300,000	$—	$1,300,000
Total intangible assets		$1,664,298	$(235,342)	$1,428,956

		As of December 31, 2022
	Estimated Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	10	$67,623	$(47,177)	$20,446
Internal-use software	3	296,675	(108,925)	187,750
Total intangible assets		$364,298	$(156,102)	$208,196

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
IPR&D was acquired in the Acquisition discussed in “Note 8 – Acquisition Activity.” Included in the IPR&D is the historical know-how, software, formula protocols, designs, and procedures expected to be needed to complete the technology asset and receive regulatory approval. The Company concluded that the IPR&D is an identifiable intangible asset that would be accounted for as a single asset in a business combination. Upon completion, the Company expects to amortize the IPR&D over its useful life of five years. The Company valued the IPR&D using an income approach based on significant unobservable inputs.
Amortization expense for intangible assets and other noncurrent assets was approximately $26 thousand and $79 thousand for the three and nine months ended September 30, 2023, respectively, and $27 thousand and $62 thousand for the three and nine months ended September 30, 2022, respectively. Amortization expense is included in Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations.
Note 10 – Other Noncurrent Assets
Other noncurrent assets consisted of the following:

	As of September 30, 2023	As of December 31, 2022
Investment in Overwatch	$1,000,000	$1,000,000
Operating lease right-of-use asset	8,119,086	671,054
Prepaid subscriptions	3,226,388	1,246,128
Interest rate swap	1,519,326	1,407,135
Other assets	31,908	31,908
Total other noncurrent assets	$13,896,708	$4,356,225
Note 11 – Accrued Expenses and Other Liabilities
Accrued expenses and other liabilities consisted of the following:

	As of September 30, 2023	As of December 31, 2022
Accrued salaries, wages, and bonuses	$1,661,912	$6,515,774
Finance right-of-use liability	50,903	68,310
Accrued professional fees	259,764	2,291,469
Embedded derivative of Legacy Bridger Series C Preferred Shares	—	1,039,330
Embedded derivative of Series A Preferred Stock	993,952	—
Warrant liabilities	7,728,464	—
Deferred underwriting fee payable	1,500,000	—
Freestanding derivative on Legacy Bridger Series C Preferred Shares	—	2,186,283
Contingent consideration	8,319,000	—
Accrued interest expense and other accrued liabilities	2,843,183	6,614,065
Total accrued expenses and other liabilities	23,357,178	18,715,231
Less: Current accrued expenses and other current liabilities	(10,536,129)	(18,669,572)
Total long-term accrued expenses and other noncurrent liabilities	$12,821,049	$45,659
On May 24, 2023, the Company issued $4.9 million in Class A Common Stock in lieu of bonuses paid for the bonus pool accrued as of December 31, 2022. The Company’s bonus pool was accrued throughout the year and was based upon 2022 performance milestones. On August 19, 2022, the Company also granted $10.1 million of discretionary cash bonuses to employees and executives in connection with the issuance of the Legacy Bridger Series C Preferred Shares, issuance of the taxable industrial development revenue bond transaction under the CUSIP of Gallatin County for $160,000 thousand (“2022 Bonds”) and execution of the Transaction Agreements.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Warrant liabilities
The warrant liabilities consist of the following Warrants issued by the Company in connection with the Reverse Recapitalization:
Public Warrants
The Company issued Public Warrants to purchase 17,250,000 shares of Common Stock at an exercise price of $11.50 per share in exchange for the 17,250,000 JCIC warrants originally issued by JCIC in its initial public offering. The Warrants may only be exercised for a whole number of shares of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants may also be adjusted in certain circumstances including in the event of a share dividend, recapitalization, reorganization, merger or consolidation. In no event will the Company be required to net cash settle any Warrant.
The Warrants became exercisable 30 days following the Reverse Recapitalization and will expire January 24, 2028.
Under certain circumstances, the Company may elect to redeem the Public Warrants at a redemption price of $0.01 per Public Warrant at any time during the term of the warrant in which the Common Stock trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders. If the Company elects to redeem the Public Warrants, it must notify the Public Warrant holders in advance, who would then have at least 30 days from the date of notification to exercise their respective warrants. If the warrant is not exercised within that 30-day period, it will be redeemed pursuant to this provision. The Company may also elect to redeem the outstanding Warrants at a redemption price of $0.10 per Warrant at any time during the term of the Warrant in which the Common Stock trading price is between $10.00 per share and $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganization, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders. In such case, the Warrant holders will be able to exercise their Warrants on a cashless basis prior to the redemption for a number of shares of our Common Stock determined based on the redemption date and the fair market value of the Common Stock.
As of September 30, 2023, 17,249,874 Public Warrants remain outstanding. The Public Warrants are liability-classified with a balance of $5,002 thousand and a fair value of $0.29 per warrant as of September 30, 2023.
Private Placement Warrants
The Company issued Private Placement Warrants to purchase 9,400,000 shares of Common Stock at an exercise price of $11.50 per share in exchange for the 9,400,000 JCIC warrants originally purchased in a private placement by JCIC Sponsor, LLC (“JCIC Sponsor”) contemporaneously with JCIC’s initial public offering. JCIC Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than JCIC Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.
As of September 30, 2023, the Company had 9,400,000 outstanding Private Placement Warrants to purchase 9,400,000 shares of Common Stock. The Private Placement Warrants are liability-classified with a balance of $2,726 thousand and a fair value of $0.29 per warrant as of September 30, 2023.
Contingent consideration
The Company assumed Contingent consideration as part of the Acquisition discussed in “Note 8 – Acquisition Activity.” The Company is required to make contingent payments to the sellers based on the achievement of certain operational milestones. The preliminary fair value of the liability for the contingent payments recognized upon the acquisition as part of the purchase accounting opening balance sheet. The initial cost was recognized at fair value at closing with subsequent changes in estimated fair value recognized as Selling, general and administrative expenses within the Unaudited Condensed Consolidated Statements of Operations. As of September 30, 2023, the Company recognized $4,756 thousand in Accrued expenses and other current liabilities and $3,563 thousand in Long-term accrued expenses and other noncurrent liabilities within the Unaudited Condensed Consolidated Balance Sheets.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 12 - Interest Rate Swap and Freestanding Derivative
Interest Rate Swap
The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely affect expected future cash flows and by evaluating hedging opportunities.
The Company entered an interest rate swap with Rocky Mountain Bank (“RMB”) on March 12, 2020 to reduce risk related to variable-rate debt from the term loan, which was subject to changes in market rates of interest as discussed in “Note 14 – Long-Term Debt.” The interest rate swap is designated as a cash flow hedge. The Company records its corresponding derivative asset on a gross basis in Other noncurrent assets at fair value on the Unaudited Condensed Consolidated Balance Sheets.
Each month, the Company made interest payments to RMB under its loan agreement based on the current applicable one-month LIBOR rate plus the contractual LIBOR margin then in effect with respect to the term loan, without reflecting the interest rate swap until June 30, 2023. LIBOR was replaced by 1-month CME Term Secured Overnight Financing Rate (“SOFR”) plus 0.11448% tenor spread adjustment. At the end of each calendar month, the Company receives or makes payments on the interest rate swap difference, if any, based on the received interest rate set forth in the table below. Interest payments on the Company’s term loan and payments received or made on the interest rate swap are reported net on the Unaudited Condensed Consolidated Statements of Operations as interest expense.
The Company had the following interest rate swap designated as a cash flow hedge:

As of September 30, 2023
Effective Date	Maturity Date	Notional Amount	Fair Value	Pay Fixed	Receive Rate
4/15/2020	3/15/2030	$10,627,419	$1,519,326	3.887%	1 Month SOFR + 2.5%

As of December 31, 2022
Effective Date	Maturity Date	Notional Amount	Fair Value	Pay Fixed	Receive Rate
4/15/2020	3/15/2030	$11,110,484	$1,407,135	3.887%	1 Month LIBOR + 2.5%
The Company accounts for the interest rate swap as a cash flow hedge for accounting purposes under US GAAP. The Company reflects the effect of this hedging transaction in the unaudited condensed consolidated financial statements. The unrealized gain is reported in other comprehensive income (loss). If the Company terminates the interest rate swap agreement, the cumulative change in fair value at the date of termination would be reclassified from Accumulated other comprehensive income, which is classified in stockholders’ deficit, into earnings on the Unaudited Condensed Consolidated Statements of Operations.
Freestanding Derivative
On April 9, 2022, JPMorgan Chase Funding Inc. (“JPMCF”) entered into a letter agreement with the Company to receive an excess hold fee of 5% of the aggregate initial stated value of the Legacy Bridger Series C Preferred Shares held by JPMCF in excess of $157,894,736.84 as of March 15, 2023. The excess hold fee was considered a freestanding derivative instrument until March 15, 2023 and became a fee payable thereafter. The Company paid $1,119 thousand and the remaining $1,118 thousand of the excess hold fee in June and July 2023, respectively.
As of December 31, 2022, the fair value of the freestanding derivative on Legacy Bridger Series C Preferred Shares was $2,186 thousand. Realized gains and losses arising from changes in fair value of the freestanding derivative are recorded in earnings. For the three and nine months ended September 30, 2023, the Company recorded a realized loss of zero and $51 thousand in interest expense on the Unaudited Condensed Consolidated Statements of Operations, respectively.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 13 - Fair Value Measurements
Long-term debt, net of debt issuance costs
As of September 30, 2023, the Company had $156,903 thousand of fixed rate and $50,258 thousand of variable rate debt outstanding, respectively. The majority of the fixed rate debt is based on current market rates. The Company estimated the fair value of the fixed rate debt using quoted market prices (Level 2 inputs) within the fair value hierarchy. The variable rate debt approximates fair value based on the closing or estimated market prices of similar securities comparable to the Company’s debts as of September 30, 2023 and December 31, 2022. Debt financing activities and loan agreements are further described in “Note 14 – Long-Term Debt.”
Recurring Fair Value Measurement
Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current assets and liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature.
The following tables summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

	As of September 30, 2023
	Level 1	Level 2	Level 3
Assets
Cash	$19,378,525	$—	$—
Restricted cash:
Money market fund	9,251,919	—	—
Other restricted cash	3,040,812	—	—
Total Restricted cash	12,292,731	—	—
Investments in marketable securities	—	2,249,068	—
Interest rate swap	—	1,519,326	—
Total assets	$31,671,256	$3,768,394	$—
Liabilities
Warrant liabilities – Public Warrants	$5,002,000	$—	$—
Warrant liabilities – Private Placement Warrants	—	2,726,000	—
Contingent consideration	—	—	8,319,000
Embedded derivative of Series A Preferred Stock	—	—	993,952
Total liabilities	$5,002,000	$2,726,000	$9,312,952

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)

	As of December 31, 2022
	Level 1	Level 2	Level 3
Assets
Cash	$259,522	$—	$—
Cash equivalents:
Commercial paper	—	29,890,313	—
Money market fund	12,640	—	—
Total Cash and cash equivalents	272,162	29,890,313	—
Restricted cash:
Money market fund	9,284,362	—	—
Other restricted cash	3,012,789	—	—
Total Restricted cash	12,297,151	—	—
Investments in marketable securities	—	54,980,156	—
Interest rate swap	—	1,407,135	—
Total assets	$12,569,313	$86,277,604	$—
Liabilities
Freestanding derivative on Legacy Bridger Series C Preferred Shares	$—	$—	$2,186,283
Embedded derivative of Legacy Bridger Series C Preferred Shares	—	—	1,039,330
Total liabilities	$—	$—	$3,225,613
Interest Rate Swap and Freestanding Derivative
The Company’s derivative financial instruments are measured at fair value on a recurring basis based on quoted market prices or using standard valuation models as described in “Note 12 – Interest Rate Swap and Freestanding Derivative.”
The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of our exposure to the financial risks described in “Note 2 – Summary of Significant Accounting Policies.”
The fair value of the Company’s interest rate swap agreement was determined based on the present value of expected future cash flows using discount rates appropriate with the terms of the swap agreement. The fair value indicates an estimated amount the Company would be required to receive if the contracts were canceled or transferred to other parties. The Company used a Level 2 valuation methodology to measure this interest rate swap.
The fair value of the freestanding derivative was determined based on the present value of the excess hold fee expected to be owed on March 15, 2023, after taking into account the probability of such excess hold fee being outstanding on the same date. The excess hold fee was considered a freestanding derivative instrument until March 15, 2023 and became a fee payable thereafter, noted above as an excess hold fee payable on Series A Preferred Stock. The Company used a Level 3 valuation methodology to measure this freestanding derivative.
Mandatorily Redeemable Legacy Bridger Series B Preferred Shares
The Company’s mandatorily redeemable Legacy Bridger Series B Preferred Shares are measured at fair value based on capital contributions, plus accrued but unpaid interest. The Legacy Bridger Series B Preferred Shares were redeemed during the year ended December 31, 2022 as furthered discussed in “Note 20 – Mandatorily Redeemable Preferred Shares.”

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Embedded derivative of Legacy Bridger Series C Preferred Shares and Series A Preferred Stock
The Company identified a redemption feature of the Legacy Bridger Series C Preferred Shares that required bifurcation from the host instrument as an embedded derivative liability, as discussed in “Note 19 – Mezzanine Equity.” The embedded derivative was initially valued and remeasured using a “with-and-without” method. The “with-and-without” methodology involved valuing the entire instrument both with and without the embedded derivative using a discounted cash flow approach. Under this methodology, the difference in the estimated fair value between the instrument with the embedded derivative and the instrument without the embedded derivative represents the estimated fair value of the embedded derivative. This valuation methodology is based on unobservable estimates and judgements, and therefore is classified as a Level 3 fair value measurement. The significant unobservable input used in the estimated fair value measurement of the embedded derivative is the timing for which the Company may be in default of certain financing facilities that would require an increase of 2% interest per annum to be accrued by the holders of the Legacy Bridger Series C Preferred Shares. Legacy Bridger Series C Preferred Shares were re-issued as Series A Preferred Stock as part of the Closing, as further discussed in “Note 19 – Mezzanine Equity.”
Commercial paper and Investments in marketable securities
The fair values of the commercial paper and available-for-sale marketable securities are based on observable market prices, and therefore classified as a Level 2 fair value measurement. Refer to “Note 3 – Cash Equivalents and Investments in Marketable Securities” for additional details.
Warrant Liabilities
The Company issued Warrants in connection with the Reverse Recapitalization. The Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value are recorded in earnings through Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations.
The Public Warrants are publicly traded under the symbol “BAERW,” and the fair value of the Public Warrants at a specific date is determined by the closing price of the Public Warrants as of that date. Therefore, the Public Warrants are classified as Level 1 of the fair value hierarchy.
The Public Warrants are redeemable at any time during the term of the warrant in which the Common Stock share trading price has been at least $18.00 per share for 20 trading days within the 30 trading-day period. JCIC Sponsor can redeem both the Private Placement Warrants and the Public Warrants when the stock price is between $10.00 to $18.00. As such, it is economically beneficial for the Company to redeem the Private Placement Warrants any time before the stock price crosses the $18.00 threshold. Therefore, the Warrants have similar economic value, hence Private Placement Warrants are deemed to have the same value as the Public Warrants and are classified Level 2 of the fair value hierarchy. Refer to “Note 11 – Accrued Expenses and Other Liabilities” for additional details.
Contingent consideration
In connection with the Acquisition, the Company is required to make contingent payments to the sellers based on the achievement of certain operational milestones. The preliminary fair value of the liability for the contingent payments recognized upon the acquisition as part of the purchase accounting opening balance sheet totaled $8,319 thousand. The preliminary fair value of the contingent consideration was determined using the Monte-Carlo simulation-based model discounted to present value. Assumptions used in this calculation are equity volatility, estimated future stock prices and various probability factors. The ultimate settlement of the contingent consideration could deviate from current estimates based on the actual results of these financial measures. This liability is considered to be a Level 3 financial liability that is remeasured each reporting period. Changes in estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Unaudited Condensed Consolidated Statements of Operations. Refer to “Note 11 – Accrued Expenses and Other Liabilities” for additional details.
Non-Recurring Fair Value Measurements
The Company measures certain assets at fair value on a non-recurring basis, including long-lived assets and goodwill and cost and equity method investments, which are evaluated for impairment. Long-lived assets include property, plant and equipment, net, and certain intangible assets. The inputs used to determine the fair value of long-lived assets are considered Level 3 measurements due to their subjective nature.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
As of September 30, 2023 and December 31, 2022, the Company did not have any significant assets or liabilities that were remeasured at fair value on a non-recurring basis in periods subsequent to initial recognition.
Note 14 – Long-Term Debt
Long-term debt consisted of the following:

	As of September 30, 2023	As of December 31, 2022
Permanent loan agreement, dated August 21, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing August 21, 2035	$18,592,258	$18,852,476
Permanent loan agreement, dated October 1, 2020, greater of Prime + 1.5% or 4.75% interest rate, maturing October 1, 2035	18,655,670	18,924,229
Term loan agreement dated September 30, 2019, LIBOR + 2.5%, maturing March 15, 2030	10,627,419	11,110,484
Term loan agreement dated February 3, 2020, LIBOR + 2.5%, maturing February 3, 2027	3,952,500	4,371,000
Taxable industrial revenue bonds, dated July 21, 2022, 11.5% interest rates, maturing September 1, 2027	160,000,000	160,000,000
Various term loan agreements, with earliest start at September 9, 2021, 5-5.5% interest rates, latest maturation on November 17, 2027	264,988	317,073
Loans payable	212,092,835	213,575,262
Less: noncurrent debt issuance costs	(3,936,819)	(4,664,552)
Less: current debt issuance costs	(995,365)	(993,157)
Less: current portion of long-term debt, net of debt issuance costs	(1,940,914)	(2,445,595)
Total long-term debt, net of debt issuance costs	$205,219,737	$205,471,958
2020 Loan Agreements
In 2020, the Company entered into two separate credit facilities brokered through Live Oak Bank (“LOB”) and backed by the U.S. Department of Agriculture for the completed purchase of the Company’s first two Viking Air Limited (“Viking”) CL415EAF aircraft. The Company issued two $19,000 thousand promissory notes to LOB, established as 15-year maturity, first 2 years interest only payments monthly, then 13-year term principal plus interest due monthly at the rate of the greater of prime plus 1.5% or 4.75% per annum. The first of these notes was issued on August 21, 2020 and the second was issued October 1, 2020 to BAT1, LLC and BAT2, LLC, respectively. Debt issuance costs for BAT1 and BAT2 were $951 thousand and $877 thousand, respectively. Both of these notes are subject to financial covenants requiring the Company to maintain a debt service coverage ratio (“DSCR”), generally calculated as the ratio of the net cash flow (as defined in the applicable note agreements) to the amount of interest and servicing fees required to be paid over the succeeding 12 months on the principal amount of the note, as applicable, that will be outstanding on the payment date following such date of determination, that exceeds 1.25x at the aircraft or entity level and for the Company’s debt to worth ratio to not exceed 5.00x at the aircraft or entity level.
On February 3, 2020, the Company entered into a credit facility with RMB to finance in part the purchase of four Quest Kodiak aircraft. A promissory note was issued for $5,580 thousand, established as a 7-year maturity, first 8 months interest only payments monthly, 60 day draw period, then 76-month term plus principal interest due monthly on a 10-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan was $86 thousand.
The Company also maintained a credit facility with RMB issued in 2019 for $12,882 thousand, established as a 10-year maturity, 6-month draw period, first 6 months interest only payments monthly, then 10-year term principal plus interest due monthly on a 20-year amortization at the rate of 1 month LIBOR plus 2.5%. Debt issuance costs for this loan were $116 thousand.
Both of these notes with RMB are subject to financial covenants requiring the Company to maintain a DSCR, calculated as the ratio of adjusted EBITDA (as defined in the applicable note agreements) to the amount of interest and principal payments for the fiscal year ending on the compliance date, that exceeds 1.25x for the Company. These notes are also subject to financial covenants requiring the Company to maintain a Senior Leverage Ratio on a quarterly basis not to

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
exceed 7.00 to 1.00 through Quarter 3, 2024, 6.00 to 1.00 through Quarter 3, 2025 and 5.00 to 1.00 thereafter. This is calculated as Total Funded Senior Debt (as defined in the applicable note agreements) less municipal debt, divided by adjusted EBITDA (as defined in the applicable note agreements).
As of December 31, 2022, the Company was not in violation of the Senior Leverage Ratio requirement related to the credit facilities entered with RMB, as RMB amended the loan agreements prior to year-end. These amendments modified the definition of EBITDA to be used in the Senior Leverage Ratio calculation to include certain allowable addbacks and modified the timing requirement of the Senior Leverage Ratio. As of September 30, 2023, the Company was not in violation of the Senior Leverage Ratio requirement related to the credit facilities entered with RMB.
2021 Loan Agreements
On February 24, 2021, the Company issued taxable industrial development revenue bonds under the CUSIP of Gallatin County for $7,330 thousand (“2021 Bonds”). This was done through an offering of the first tranche of which the Company is approved to issue up to $160,000 thousand. These proceeds are designated to finance the construction and equipping of the Company’s third aircraft hangar in Belgrade, Montana. They were issued with a 15-year maturity, first two years interest only payments monthly at the rate of 6.5%. Debt issuance costs for this loan were $570 thousand.
On July 21, 2022, upon the closing of the 2022 Bonds, the Company redeemed in full the 2021 Bonds, and recorded a loss of $845 thousand on debt extinguishment in Other income (expense) in the Condensed Consolidated Statements of Operations.
The Company re-entered into a new short-term loan to finance aviation insurance premiums with IPFS on November 18, 2021. This was financed for $610 thousand with a maturity of one year and at a rate of 3.89%. No debt issuance costs were incurred.
The Company entered into various term loan agreements for the purchase of vehicles through First Interstate Bank with the earliest date of September 9, 2021. These loans ranged from $29 thousand to $66 thousand and were at rates from 5% to 5.5% and at durations from 5 to 6 years, with the latest maturation on November 17, 2027.
2022 Loan Agreements
The Company entered into two term loan agreements for the purchase of vehicles through First Interstate Bank with the date of April 21, 2022. These loans were for $65 thousand and $72 thousand and were at a rate of 4.8% and at a duration of 5 years, with the maturation on May 5, 2027.
On July 21, 2022, the Company closed on the 2022 Bonds, upon which the Company received from aggregate proceeds of $135,000 thousand on July 21, 2022 and $25,000 thousand on August 10, 2022. The proceeds were designated to redeem in full the 2021 Bonds and the Legacy Bridger Series A Preferred Shares, to finance the construction and equipping of the Company’s third and fourth aircraft hangar in Belgrade, Montana and to fund the purchase of four additional Viking CL415EAF aircraft. The 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5% payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2022. Debt issuance costs for the 2022 Bonds were $4,224 thousand.
The 2022 Bonds are subject to redemption or prepayment prior to maturity, as follows: (a) optional redemption in whole or in part, on any day thereafter at par plus accrued interest, and on certain dates, a premium; (b) mandatory redemption at par plus any premium applicable to optional redemptions and a 3% premium if such redemptions are made prior to September 1, 2025, in whole or in part, in the event of the occurrence of certain events; and (c) extraordinary redemption at par plus accrued interest due to the occurrence of certain casualty, condemnation, or other unexpected events. Optional redemptions are subject to 3%, 2%, and 0% premiums if redemptions are made on or after September 1, 2025, September 2026, and September 2027, respectively. At the Company’s direction, the 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The 2022 Bonds are subject to financial covenants requiring the Company to maintain a DSCR that exceeds 1.25x commencing with the fiscal quarter ending December 31, 2023, operate in such a manner to produce gross revenues so as to be at all relevant times in compliance with the DSCR covenant and to maintain liquidity of $8,000 thousand in the form of unrestricted cash or investments (excluding margin accounts and retirement accounts) at all times and to be reported. The Company is in compliance with such financial covenants as of September 30, 2023. However, management anticipates that the Company will be in violation of the DSCR and liquidity covenants during the twelve-month period subsequent to the date of this filing, primarily due to lower than expected revenues and cash. The 2022 Bond agreement provides that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of non-compliance and management diligently prosecutes the remediation plan to completion.
Management has consulted with bond counsel on the potential impact of future covenant violations and has proactively developed a cost reduction plan to remedy the anticipated covenant breaches in 2024. Management began to implement portions of the plan in November 2023. However, this plan is in progress and there is no assurance that management will be able diligently prosecute the remediation plan to completion, and the Company does not have sufficient liquidity to fund its outstanding obligations for the 2022 Bonds if they became immediately due and payable following subsequent compliance reporting dates. The uncertainty regarding the company’s ability to diligently prosecute remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates could result in the 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern.
Amortization of debt issuance costs was $242 thousand and $726 thousand for the three and nine months ended September 30, 2023, respectively, and $199 thousand and $289 thousand for the three and nine months ended September 30, 2022, respectively.
Note 15 – Commitments and Contingencies
Legal Matters
The Company is involved in legal proceedings and litigation in the ordinary course of business. Other than routine litigation incidental to the Company’s business, there are no material pending legal proceedings to which the Company is a party or to which any of the Company’s properties are subject.
Commitments
On April 13, 2018, the Company executed an aircraft purchase agreement with Longview Aviation Asset Management, Inc. and Viking for the purchase of six Viking CL415EAF aircraft. For the year ended December 31, 2022, the Company paid $9,098 thousand and received its sixth Viking CL415EAF, the final remaining aircraft under the aircraft purchase agreement, during the three months ended March 31, 2023. Un-invoiced commitments were $9,098 thousand as of December 31, 2022.
On March 23, 2022, the Company entered into an agreement with Sievert Construction, Inc (“Sievert”) for the construction of a hangar at the Bozeman Yellowstone International Airport in Belgrade, Montana. Payments made under the agreement were $1,289 thousand and $3,215 thousand for the three and nine months ended September 30, 2023. Un-invoiced commitments were zero and $3,756 thousand as of September 30, 2023 and December 31, 2022, respectively.
Note 16 – Collaborations
On February 22, 2022, the Company entered into a collaboration agreement (the “Collaboration Agreement”) with Overwatch Imaging, Inc. (“Overwatch”), a Delaware corporation, under which the Company and Overwatch collaborate to develop and implement FireTrac. FireTrac is a program in which the Company will collect timely imagery of areas affected by wildland fire using Overwatch’s products and services.
Overwatch agrees to provide the products and services at a discount to the Company under the Collaboration Agreement. Overwatch’s products and services under the Collaboration Agreement include, but are not limited to, imaging systems, software engineer labor related to software-as-a-service support, labor related to sensor operations, and cloud-based image data web service. In exchange, the Company agrees to pay Overwatch a 7.5% share of revenue from FireTrac on a quarterly basis. FireTrac has not generated revenue since the Company entered into the Collaboration Agreement.
The Collaboration Agreement will end upon termination by (i) a mutual agreement between the Company and Overwatch, (ii) either or both parties upon revenue payment to Overwatch not meeting certain thresholds stipulated in the Collaboration

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Agreement within the second, third, or fourth anniversary of the effective date of the Collaboration Agreement, or (iii) either party upon a material breach of the Collaboration Agreement uncured within thirty (30) days after written notice from the non-breaching party.
The Company determined that both the Company and Overwatch are active participants and exposed to the significant risks and rewards of the collaboration under the Collaboration Agreement. The Company does not consider its obligations under the Collaboration Agreement as an output of the Company’s ordinary activities in exchange for consideration and Overwatch is not considered a customer under ASC 606. Therefore, the Company considers the collaboration to be within the scope of ASC 808.
For the three and nine months ended September 30, 2022, the Company recorded zero and $432 thousand of purchases of imaging systems under the Collaboration Agreement in Property, plant and equipment, net, and did not make any purchases during the three and nine months ended September 30, 2023. For the three and nine months ended September 30, 2022, the Company recorded $96 thousand and $241 thousand of engineering services provided by Overwatch under the Collaboration Agreement in Selling, general and administrative expense, respectively. For the three and nine months ended September 30, 2023, the Company recorded $14 thousand and $40 thousand of engineering services provided by Overwatch under the Collaboration Agreement in Selling, general and administrative expense, respectively.
Note 17 – Stock-Based Compensation
Incentive Units
During the years ended December 31, 2022 and 2021, Legacy Bridger granted Incentive Units to selected board members and executives. Within each grant, 80% of the Incentive Units vest annually over a four-year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”), and the remaining 20% of the Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”). Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested if a qualifying change of control event occurs prior to the respective award’s four-year service-based vesting period. Upon termination of the board member or executive, the Company has the right, but not the obligation, to repurchase all or any portion of the vested Incentive Units at fair market value.
For the Time-Vesting Incentive Units, compensation cost is recognized over the requisite service period on a straight-line basis. Upon a qualifying change of control event, the unrecognized compensation expense related to the Time-Vesting Incentive Units will be recognized when the change of control event is considered probable. For the Exit-Vesting Incentive Units, expense is recognized when a qualifying change of control event is considered probable, which has not occurred as of September 30, 2023.
Compensation cost for the Incentive Units is measured at their grant-date fair value. Forfeitures are accounted for as they occur.
The fair value of the Incentive Units is derived through an option pricing model, which incorporates various assumptions. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the observed equity volatility for comparable companies. The expected time to liquidity event is based on management’s estimate of time to an expected liquidity event. The dividend yield was based on the Company’s expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues. The weighted-average assumptions the Company used in the option pricing model for 2021 are as follows:

Dividend yield (%)	0
Expected volatility (%)	46.5
Risk-free interest rate (%)	1.26
Term (in years)	5.00
Discount for lack of marketability (%)	30

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Incentive Unit activity for the period from January 1, 2022 to September 30, 2023 was as follows:

	Time-Vesting Incentive Units		Exit-Vesting Incentive Units
	Number of Awards	Weighted average grant date fair value	Number of Awards	Weighted average grant date fair value
Unvested as of January 1, 2022	242,424	$0.15	80,808	$0.11
Granted	—	—	—	—
Vested	80,808	0.11	—	—
Forfeited	—	—	—	—
Unvested as of December 31, 2022	161,616	$0.17	80,808	$0.11
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	(121,212)	0.22	(40,404)	0.22
Unvested as of September 30, 2023	40,404	$0.01	40,404	$0.01
For the three and nine months ended September 30, 2023, the Company recognized stock-based compensation expense related to incentive units of $2 thousand and $7 thousand within Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations, respectively. For the three and nine months ended September 30, 2022, the Company recognized stock-based compensation expense related to incentive units of $2 thousand and $7 thousand within Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations, respectively. As of December 31, 2022, there was $27 thousand and $9 thousand of unrecognized compensation expense related to the unvested Time-Vesting Incentive Units and Exit-Vesting Incentive Units, respectively.
Restricted Stock Units
In January 2023, in connection with the Closing, the Company and its Board established and approved and assumed the Plan, which allowed the Company to grant RSUs to Bridger employees (the “Participants”). RSUs are settled in shares of Common Stock as the RSUs become vested. The RSUs accrue dividend equivalents associated with the underlying shares of Common Stock as the Company declares dividends. Dividends will be paid to holders of RSUs in cash upon the vesting date of the associated RSU and will be forfeited if the RSU does not vest.
On January 24, 2023, the Company granted 6,581,496 RSUs, of which 2,400,354 RSUs vested immediately upon Closing and will settle on or after January 24, 2024. The fair value of the RSUs that vested immediately upon Closing is the closing stock price on the date of grant, subject to a discount for lack of marketability due to the post-vesting restrictions. The remaining 4,181,142 RSUs vest over a period ranging from three to six years, subject to the participant’s continued employment. The fair value of the RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.
On April 13, 2023, the Company granted 2,234,750 RSUs to all employees of the Company. These RSUs vest over a period of one to six years, subject to the participant’s continued employment. The fair value of the RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.
On September 13, 2023, the Company granted 194,436 RSUs to one of the Company’s non-employee directors. These RSUs vest over a period of one to five years, subject to the participant’s service with the Company. The fair value of the

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.
The following is a summary of RSU activity for the period ended September 30, 2023:

	Management Awards		Employee Awards		Non-Employee Director
	Number of Awards	Weighted average grant date fair value	Number of Awards	Weighted average grant date fair value	Number of Awards	Weighted average grant date fair value
Unvested as of December 31, 2022	—	$—	—	$—	—	$—
Granted	6,581,496	9.76	2,234,750	4.56	194,436	7.59
Forfeited	—	—	(135,875)	4.56	—	—
Vested	(2,400,354)	9.00	—	—	—	—
Unvested as of September 30, 2023	4,181,142	$10.19	2,098,875	$4.56	194,436	$7.59
The total fair value of RSUs vested during the nine months ended September 30, 2023 was $21,603 thousand.
For the three and nine months ended September 30, 2023, the Company recorded stock-based compensation expense related to RSUs of $6,605 thousand and $38,651 thousand within Selling, general and administrative expense on the Unaudited Condensed Consolidated Statements of Operations. As of September 30, 2023, total compensation cost related to all RSUs not yet recognized was $36,605 thousand, which is expected to be recognized over a weighted-average period of 1.51 years.
Note 18 – Related Party Transactions
On July 10, 2023, the Company entered into two operating lease agreements, each for a Pilatus PC-12 under the ownership of Mr. Timothy Sheehy, the Chief Executive Officer. The Company recorded approximately $6,569 thousand of right-of-use assets, $1,173 thousand of right-of-use current liabilities, and $5,396 thousand of right-of-use noncurrent liabilities as of September 30, 2023, respectively. The Company incurred approximately $139 thousand in lease expense for each of the three and nine months ended September 30, 2023.
For the three and nine months ended September 30, 2023, the Company earned zero and $433 thousand, respectively, in revenues due to labor, maintenance and improvements to an aircraft under the ownership of Mr. Timothy Sheehy, the Chief Executive Officer.
On July 21, 2022, the Company closed on the 2022 Bonds, upon which the Company received aggregate proceeds of $135,000 thousand on July 21, 2022 and $25,000 thousand on August 10, 2022. In connection with the original issuance, three senior executives of the Company purchased approximately $10,000 thousand of the 2022 Bonds, which purchases were entered into on an arm’s length basis during the public offering for the 2022 Bonds, and on the same terms and conditions that were offered to all Bond purchasers. The Company paid $575 thousand and $1,150 thousand in interest to these three bond holders during the three and nine months ended September 30, 2023, respectively, and incurred approximately $293 thousand and $856 thousand in interest for the three and nine months ended September 30, 2023, respectively. The Company incurred approximately $95 thousand in interest for each of the three and nine months ended September 30, 2022. Refer to “Note 14 – Long-Term Debt.”
Note 19 – Mezzanine Equity
Legacy Bridger Series C Preferred Shares
On April 25, 2022, Legacy Bridger authorized and issued 315,789.473684 Legacy Bridger Series C Preferred Shares for aggregate proceeds of $288,516 thousand, net of issuance costs of $11,484 thousand. The Legacy Bridger Series C Preferred Shares ranked senior to Legacy Bridger’s common shares and ranked subordinate to Legacy Bridger Series A Preferred Shares, which were later redeemed in 2022, with respect to the distribution of assets upon liquidation or certain triggering events. The Legacy Bridger Series C Preferred Shares did not participate in earnings of Legacy Bridger and were non-voting shares.
Prior to the consummation of the qualified public offering, the Legacy Bridger Series C Preferred Shares accrued interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter and were

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
compounded semi-annually at June 30th and December 31st of each year. Following the consummation of a qualified public offering, the Legacy Bridger Series C Preferred Shares were to accrue interest daily at 7% per annum for the first 6 years, 9% per annum for the seventh year and 11% per annum thereafter, compounded semi-annually. Accrued interest for the Legacy Bridger Series C Preferred Shares was $15,344 thousand as of December 31, 2022 recorded to increase the redemption amount in mezzanine equity.
Upon the Closing, Legacy Bridger surrendered and exchanged all 315,789.473684 issued and outstanding Legacy Bridger Series C Preferred Shares into 315,789.473684 shares of Series A Preferred Stock. The Company’s Certificate of Incorporation included provisions of the Legacy Bridger Series C Preferred Shares that were already in effect prior to the consummation of the Reverse Recapitalization. As a result of the Reverse Recapitalization, the maximum redemption value of the Company’s Series A Preferred Stock changed to approximately $332,659 thousand and excluded the 50% multiplier which had historically been included in the maximum redemption value of Legacy Bridger Series C Preferred Shares.
The Legacy Bridger Series C Preferred Shares were convertible at the election of the holder into shares of Legacy Bridger’s Class B common stock after the occurrence of certain specified events, including after a qualified public offering, without the payment of additional consideration by the holder into such number of Legacy Bridger Class B common stock as determined by dividing the original issue price, plus accrued interest by a conversion price in effect at the time of conversion. The conversion price of Legacy Bridger Series C Preferred Shares was initially equal to $12.929104. The applicable conversion price was subject to future adjustments upon the occurrence of a qualified public offering.
The Legacy Bridger Series C Preferred Shares were mandatorily redeemable by Legacy Bridger on April 25, 2032 at an amount dependent on whether the redemption occurs prior or following a qualified public offering. If the mandatory redemption occurs prior to the consummation of a qualified public offering, the redemption amount was equal to the stated value, plus the initial issue price multiplied by 50%, plus accrued but unpaid interest. If the mandatory redemption occurs following the consummation of a qualified public offering, the redemption amount was equal to the stated value, plus accrued but unpaid interest. The Legacy Bridger Series C Preferred Shares were also redeemable upon certain triggering events outside of the control of Legacy Bridger. The redemption events include redemption by the holder after March 29, 2027 and prior to a qualified public offering, or a fundamental change in Legacy Bridger’s voting and governance structure such as the sale of Legacy Bridger or its subsidiaries representing more than 50% of Legacy Bridger’s voting stock or a similar liquidity event.
Given the conversion feature was considered substantive, the mandatory redemption date was not certain and the optional redemption was upon the occurrence of certain events that are considered not solely within Legacy Bridger’s control, the Legacy Bridger Series C Preferred Shares were classified as mezzanine equity.
The Company identified certain conversion and redemption features that are required to be bifurcated from the host instrument as embedded derivative liabilities. The Legacy Bridger Series C Preferred Shares contained a clause which allowed for an increase of 2% interest per annum to be accrued by the holders of the Legacy Bridger Series C Preferred Shares in the event of a default under certain financing facilities, including noncompliance with certain financial covenants, during the period from 30 days after the occurrence of such default until such default was cured or remediated. The Company expected to be exposed to the 2% interest rate increase for no more than 2 months. As of December 31, 2022, the fair value of the embedded derivative was $1,039 thousand recorded as a liability in the Condensed Consolidated Balance Sheets and remeasured to fair value at each balance sheet date with changes in fair value recorded within Interest expense in the Condensed Consolidated Statements of Operations. The Company also entered into a letter agreement with JPMCF on April 9, 2022 to pay an excess hold fee of 5% of the aggregate initial stated value of the Legacy Bridger Series C Preferred Shares held by JPMCF in excess of $157,894,736.84 as of March 15, 2023. Further details of the freestanding derivative and subsequent excess hold fee payable are described in “Note 12 – Interest Rate Swap and Freestanding Derivative.”
The Company determined the fair value of the other features requiring bifurcation, both individually and in the aggregate were immaterial at inception and as of December 31, 2022. The fair value of these features will be assessed at each reporting date and will be recognized and remeasured at fair value, if material.
As of December 31, 2022, it was probable that the Legacy Bridger Series C Preferred Shares may become redeemable at either the holder’s option on or after March 29, 2027 and prior to the consummation of a qualified public offering or in the event of a qualified public offering. The Company elected to recognize changes in redemption value immediately, adjusting the Legacy Bridger Series C Preferred Shares to the maximum redemption value at each reporting date. As of December 31, 2022, the Legacy Bridger Series C Preferred Shares were carried at their redemption value of $489,022 thousand.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Series A Preferred Stock
The Series A Preferred Stock are convertible at the election of the holders into shares of Common Stock, without the payment of additional consideration by the holders into such number of shares of Common Stock as determined by dividing the original issue price, plus accrued interest by a conversion price equal to $11.00 per share at the time of conversion.
Shares of Series A Preferred Stock are mandatorily redeemable by the Company on April 25, 2032 at a redemption amount that is equal to the stated value, plus accrued but unpaid interest. Accrued interest for the Series A Preferred Stock was $16,128 thousand as of September 30, 2023. Shares of Series A Preferred Stock are also redeemable upon certain triggering events outside of the control of the Company. The triggering events include redemption by the holder on or after April 25, 2027, or a fundamental change in the Company’s voting and governance structure such as the sale of the Company or its subsidiaries representing more than 50% of the Company’s voting stock or a similar liquidity event.
As of the Closing Date and September 30, 2023, it is probable that the Series A Preferred Stock may become redeemable on April 25, 2032. The Company has elected to recognize changes in redemption value immediately, adjusting the preferred stock to the maximum redemption value at each reporting date. Upon Closing, the Series A Preferred Stock had both a carrying value and redemption value of $332,659 thousand, the 50% multiplier, valued at $156,363 thousand, was removed. As of September 30, 2023, the Series A Preferred Stock had both a carrying value and redemption value of $348,787 thousand. Refer to table below.
As of September 30, 2023 the fair value of the embedded derivative related to the event of default is $994 thousand recorded as a liability on the Unaudited Condensed Consolidated Balance Sheets and remeasured to fair value at each balance sheet date with changes in fair value recorded within Interest expense or income on the Unaudited Condensed Consolidated Statements of Operations.
The Company determined the fair value of the other features requiring bifurcation, both individually and in the aggregate were immaterial at September 30, 2023. The fair value of these features will be assessed at each reporting date and will be recognized and remeasured at fair value, if material.
Additionally, the reduction of the conversion price from $12.90 per share to $11.00 per share triggered a down round conversion feature embedded in the Series A Preferred Stock upon Closing. The Company recognized the value of the effect of a down round feature as a deemed dividend, increasing loss available to common stockholders in the computation of the net income (loss) per share by approximately zero and $48 million during the three and nine months ended September 30, 2023. As of September 30, 2023, there are 31,158,962 shares of Common Stock issuable upon conversion.

	Redeemable Series A Preferred Stock
	Shares	Amounts
Issued as of the Closing Date	315,789.473684	$332,658,947
Adjustment to maximum redemption value	—	16,128,047
Balance as of September 30, 2023	315,789.473684	$348,786,994

	Redeemable Legacy Bridger Series C Preferred Shares
	Shares	Amounts
Issuance of Legacy Bridger Series C Preferred Shares	315,789.473684	$286,332,735
Adjustment to maximum redemption value	—	202,688,810
Balance as of December 31, 2022	315,789.473684	$489,021,545
Note 20 – Mandatorily Redeemable Preferred Shares
Legacy Bridger Series B Preferred Shares
Legacy Bridger had 60,000,000 Legacy Bridger Series B Preferred Shares issued and outstanding as of December 31, 2021 at $1.00 per share. The Legacy Bridger Series B Preferred Shares were non-voting and accrued interest at 17.5% per annum, compounded quarterly. A mandatory redemption period was required for the Legacy Bridger Series B Preferred Shares plus their accrued interest in March of 2022.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The shares were mandatorily redeemable by Legacy Bridger at an amount equal to the capital contribution, plus accrued but unpaid interest on the earlier of certain redemption events or March 31, 2022. The redemption events included the sale of Legacy Bridger or its subsidiaries representing more than 50% of Legacy Bridger’s voting stock or assets, a qualified IPO or a similar liquidity event. The shares were redeemable at any time at the option of Legacy Bridger at a redemption price equal to face value, plus accrued, but unpaid interest. The shares had preference to the common shares of Legacy Bridger, were non-voting and did not participate in the earnings of Legacy Bridger. These Legacy Bridger Series B Preferred Shares accrued interest at 17.5% annually, compounded quarterly. If not redeemed on or prior to March 31, 2022, the Legacy Bridger Series B Preferred Shares would have accrued interest at 21.5% annually, compounded quarterly.
As the Legacy Bridger Series B Preferred Shares were mandatorily redeemable at a specified date, the security was classified as a liability on the Unaudited Condensed Consolidated Balance Sheets.
On April 25, 2022, Legacy Bridger used a portion of the proceeds from the issuance of the Legacy Bridger Series C Preferred Shares to redeem all 60,000,000 of Legacy Bridger’s outstanding Legacy Bridger Series B Preferred Shares for $69,999 thousand, inclusive of $9,999 thousand in accrued interest. There were no Legacy Bridger Series B Preferred Shares as of September 30, 2023 and December 31, 2022.
Legacy Bridger Series A Preferred Shares
Legacy Bridger was authorized to issue 10,500,000 shares of Series A-1 and A-2 preferred shares (the “Legacy Bridger Series A-1 and A-2 Preferred Shares”) with a par value of $0.001 share for $105,000 thousand. The Legacy Bridger Series A-1 and A-2 Preferred Shares ranked senior to Legacy Bridger’s common shares and Legacy Bridger Series C Preferred Shares with respect to distribution of assets upon liquidation or certain triggering events, but did not participate in earnings of Legacy Bridger. The Legacy Bridger Series A-1 and A-2 Preferred Shares were voting and non-voting shares, respectively.
On April 25, 2022, Legacy Bridger used the proceeds from the issuance of the Legacy Bridger Series C Preferred Shares to redeem 4,444,444 shares of the Legacy Bridger Series A-1 and A-2 Preferred Shares for $100,000 thousand. The loss on redemption of $34,622 thousand was reflected as a reduction to Accumulated deficit on the Unaudited Condensed Consolidated Balance Sheets.
On April 25, 2022, Legacy Bridger and its investors included a new mandatory redemption provision requiring the Legacy Bridger Series A-1 and Series A-2 Preferred Shares to be redeemed on April 25, 2032. Due to the mandatory redemption provision, the Legacy Bridger Series A-1 and A-2 Preferred Shares have been reclassified from mezzanine equity to liability. Legacy Bridger elected the fair value option to measure the modification of the Legacy Bridger Series A-1 and A-2 Preferred Shares, recording a value of $132,331 thousand at modification. The modification of the Legacy Bridger Series A-1 and A-2 Preferred Shares have been accounted for as an extinguishment, with the change in fair value of $45,609 thousand recorded to Accumulated deficit on the Unaudited Condensed Consolidated Balance Sheets with no gain or loss recorded to net loss. The loss on extinguishment has been included in net loss attributable to common shareholders used to calculate net loss per share.
The Legacy Bridger Series A-1 and A-2 Preferred Shares accrued interest on a liquidation preference defined as the combined capital contributions plus accrued preferred interest amounts at a rate of 12% per annum.
The Legacy Bridger Series A-1 and A-2 Preferred Shares were redeemable upon certain triggering events outside of the control of Legacy Bridger in the event of board expansion and deemed liquidation. Failure to pay the Legacy Bridger Series A-1 and A-2 Preferred Shares interest amount on a timely basis would trigger a board expansion event that provided the holders of the Legacy Bridger Series A-1 and A-2 Preferred Shares the option to obtain control of Legacy Bridger’s board of directors and initiate a triggering event. The triggering events included the sale of Legacy Bridger or its subsidiaries representing more than 50% of Legacy Bridger’s voting stock or assets, a qualified IPO or a similar liquidity event. The Legacy Bridger Series A-1 and A-2 Preferred Shares were redeemable at any time at the option of Legacy Bridger at a redemption price equal to the greater of the product of the investment amount multiplied by 2.25 plus any indemnification amounts or aggregate liquidation preference.
Legacy Bridger identified certain redemption features that would be required to be considered for bifurcation. Legacy Bridger elected the fair value option and as such, valued the host preferred shares and embedded features as one instrument.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
On July 21, 2022 and August 10, 2022, Legacy Bridger used the proceeds from the 2022 Bonds plus cash on hand to redeem in full the remaining 6,055,556 shares of the Legacy Bridger Series A-1 and A-2 Preferred Shares for aggregate proceeds of $136,250 thousand. The fair values of the Legacy Bridger Series A-1 and A-2 Preferred Shares were increased by $3,919 thousand from interest accrued since the modification on April 25, 2022 and no gains or losses were recorded to net loss upon extinguishment. There were no Legacy Bridger Series A Preferred Shares outstanding as of September 30, 2023 and December 31, 2022.
Note 21 – Income Taxes
As a result of the Reverse Recapitalization, the Company became the successor of Legacy Bridger, as discussed in “Note 1 – Organization and Basis of Presentation,” which is treated as a partnership for U.S. federal income tax purposes. As a partnership, Legacy Bridger’s net income or loss is allocated among the members in accordance with the Company’s operating agreement, and federal income taxes are not payable or provided for by Legacy Bridger. Members are taxed individually on their pro rata ownership share of Legacy Bridger’s earnings. Subsequent to the Reverse Recapitalization, the Company became the successor of Legacy Bridger. The Company is subject to U.S. federal income taxes, in addition to state and local income taxes, with respect to net taxable income or loss and any related tax credits of the Company. Bridger is also subject to taxes in foreign jurisdiction in which it operates.
For the three and nine months ended September 30, 2023, the Company recorded an income tax benefit of $314 thousand. The effective tax rate was 0.68% for the nine months ended September 30, 2023.
The Company has assessed the realizability of the net deferred tax assets and in that analysis has considered the relevant positive and negative evidence available to determine whether it is more likely than not that some portion or all of the deferred tax assets will be realized.
The Company’s income tax filings will be subject to audit by various taxing jurisdictions. The Company will monitor the status of U.S. federal, state and local income tax returns that may be subject to audit in future periods. No U.S. federal, state and local income tax returns are currently under examination by the respective taxing authorities.
Note 22 – Net Income (Loss) Per Share
Basic and diluted net income (loss) per share of Common Stock is calculated in accordance with ASC 260, Earnings per share. Net income (loss) per Common Stock – basic is calculated by dividing net income (loss) attributable to Common Stockholders by the weighted-average shares of Common Stock outstanding.
Net income (loss) per Common Stock – diluted is based on the average number of shares of Common Stock used for the basic earnings per share calculation, adjusted for the weighted-average number of common share equivalents outstanding for the period determined using the treasury stock method and if-converted method, as applicable. Net income (loss) attributable to Common Stockholders – diluted is adjusted for the impact of changes in the fair value of the Public Warrants and Private Placement Warrants, to the extent they are dilutive.
Earnings per share calculations for all periods prior to the Closing have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares outstanding immediately after the Closing to effect the reverse recapitalization. Subsequent to the Closing, net income (loss) per share is calculated based on the weighted average number of Common Stock outstanding.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The following table sets forth the computation of the Company’s basic and diluted income (loss) per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in USD, except share data)	2023	2022	2023	2022
Numerator—basic and diluted
Net income (loss)	$17,487,976	$(5,650,726)	$(46,218,564)	$(25,086,610)
Series A Preferred Stock—adjustment for deemed dividend upon Closing	—	—	(48,300,000)	—
Legacy Bridger Series A Preferred Shares—adjustment for redemption, extinguishment and accrued interest	—	—	—	(85,663,336)
Legacy Bridger Series C Preferred Shares - adjustment to maximum redemption value	—	(5,643,337)	—	(196,884,119)
Series A Preferred Stock—adjustment to eliminate 50% multiplier	—	—	156,362,598	—
Series A Preferred Stock—adjustment to maximum redemptions value	(6,048,025)	—	(16,128,047)	—
Net income (loss) attributable to Common Stockholders – basic and diluted	$11,439,951	$(11,294,063)	$45,715,987	$(307,634,065)
Denominator—basic
Weighted average Common Stock outstanding—Legacy Bridger shareholders	38,848,420	38,770,646	38,848,420	38,770,646
Weighted average Common Stock outstanding—Public shareholders	2,084,357	—	1,908,752	—
Weighted average Common Stock outstanding—Sponsor and independent directors of JCIC	1,748,189	—	1,600,906	—
Weighted average vested restricted stock units outstanding	2,400,354	—	2,198,126	—
Weighted average Class A Common Stock outstanding - bonus paid to executives	736,554	—	350,740	—
Weighted average Class A Common Stock outstanding - Ignis acquisition	88,088	—	29,685	—
Weighted average Common Stock outstanding—basic	45,905,962	38,770,646	44,936,629	38,770,646
Denominator—diluted
Weighted average Common Stock outstanding—basic	45,905,962	38,770,646	44,936,629	38,770,646
Weighted average effect of dilutive securities:
Series A Preferred Stock	31,158,962	—	31,158,962	—
Unvested Restricted Stock Units	895,923	—	945,295	—
Unvested Legacy Bridger Incentive Units	79,912	—	79,497	—
Sponsor Earnout Shares	855,000	—	782,967	—
Weighted average Common Stock outstanding—diluted	78,895,759	38,770,646	77,903,350	38,770,646
Basic and diluted net income (loss) per share
Basic net income (loss) per Common Stock	$0.25	$(0.29)	$1.02	$(7.93)
Diluted net income (loss) per Common Stock	$0.15	$(0.29)	$0.59	$(7.93)

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
The following table summarizes the potentially dilutive common shares that were excluded from diluted net income (loss) per share computations because the effect would have been anti-dilutive (in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Shares excluded from diluted net income (loss) per share
Series A Preferred Stock	315,789	—	—	—
Legacy Series C Preferred Shares	—	315,789	—	315,789
Unvested Restricted Stock Units	6,280,017	—	—	—
Public Warrants	17,250,000	—	17,250,000	—
Private Placement Warrants	9,400,000	—	9,400,000	—
Unvested Legacy Bridger Incentive Units	77,775	323,232	—	323,232
Sponsor Earnout Shares	855,000	—	—	—
Note 23 – Stockholders' Deficit
For periods prior to the Closing, Legacy Bridger had Class A, Class B, Class C and Class D Common shares. As described in “Note 1 – Organization and Basis of Presentation,” on January 24, 2023, the Company consummated the Reverse Recapitalization between JCIC and Legacy Bridger. Subsequent to the Closing, the Company’s Common Stock is the only authorized and issued class of common stock.
Legacy Bridger Common Shares
Legacy Bridger had 30,000,000 Class A Common Shares issued and outstanding as of December 31, 2022. The holders of these shares were entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. These Class A Common Shares were issued to ElementCompany, LLC.
Legacy Bridger had 9,756,130 Class B Common Shares issued and outstanding as of December 31, 2022 and 2021. The holders of these shares were entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.
Legacy Bridger had 243,871 Class C Common Shares issued and outstanding as of December 31, 2022. Legacy Bridger also had 606,061 shares of Class D Common Shares issued and outstanding as of December 31, 2022. The Class C and Class D shares were non-voting shares.
The voting power of Legacy Bridger followed the structure of the elected Board members with 3 designees from the holders of Class A Common Shares and 2 designees from the holders of Class B Common Shares. This was planned to remain in place while the holders of Class B Common Shares in aggregate held at least 10% of the common shares outstanding and prior to any initial public offering, at which point voting power would change, based on the relevant shares outstanding.
Bridger Common Stock
In connection with the Reverse Recapitalization, the Company issued 43,769,290 shares of Common Stock, of which 39,081,744 shares were issued to Legacy Bridger Common shareholders, 2,084,357 shares were issued to the public shareholders of JCIC and 2,603,189 shares were issued to JCIC Sponsor and independent directors of JCIC upon Closing. Of the shares issued to Legacy Bridger Common shareholders and JCIC Sponsor, 233,323 and 855,000 shares are subject to continuing vesting conditions, respectively.
In connection with the Acquisition, the Company issued 426,531 shares of Common Stock which were issued to the shareholders of the Seller. Refer to “Note 8 – Acquisition Activity.”
Holders of Common Stock are entitled to full economic rights, including the right to receive dividends when and if declared by the Board, subject to any statutory or contractual restrictions of the payment of dividends and any restrictions on the payment of dividends imposed by the vesting conditions of the unvested Common Stock.
Each holder of Common Stock is entitled to one vote for each Common Stock held.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)
Note 24 – Revision of Previously Issued Financial Statements
The Company identified an immaterial error in its previously issued annual and interim financial statements. The error relates to accounting for the freestanding derivative instrument further described in the “Note 12 – Interest Rate Swap and Freestanding Derivative,” affecting annual financial statements as of and for the year ended December 31, 2022 and interim financial statements as of and for the six months ended June 30, 2022 and as of and for the nine months ended September 30, 2022. The impact of the error to prior periods’ financial statements were determined to be quantitatively and qualitatively immaterial. In order to improve the consistency and comparability of the financial statements, the Company has revised its previously issued annual and interim financial statements to correct the error.
The below tables present line items for prior period impacted financial statements that have been affected by the following error, referred to as the “Revision”:
(i)an error in the accounting for a freestanding instrument which requires separate accounting under ASC 815, Derivatives and Hedging related to Legacy Bridger Series C Preferred Shares’ features.

	As of December 31, 2022
	As Previously Reported	Impact of Revision	As Revised
Balance Sheets:
Total assets	$305,978,901	$—	$305,978,901
Accrued expenses and other current liabilities	16,483,289	2,186,283	18,669,572
Total current liabilities	22,120,721	2,186,283	24,307,004
Total liabilities	228,393,011	2,186,283	230,579,294
Legacy Bridger Series C Preferred Shares	489,021,545	—	489,021,545
Accumulated deficit	(413,118,060)	(2,186,283)	(415,304,343)
Total members’ deficit	(411,435,655)	(2,186,283)	(413,621,938)
Total liabilities, mezzanine equity and members’ deficit	$305,978,901	$—	$305,978,901

	For the year ended December 31, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Operations:
Interest expense	$(20,017,177)	$(2,709)	$(20,019,886)
Net loss	$(42,121,959)	$(2,709)	$(42,124,668)
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	(200,505,236)	(2,183,574)	(202,688,810)
Net loss attributable to common shareholders	$(328,290,531)	$(2,186,283)	$(330,476,814)
Net loss per share attributable to common shareholders – basic and diluted	$(8.15)	$(0.05)	$(8.20)

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)

	For the year ended December 31, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Members’ Equity:
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	$(200,505,236)	$(2,183,574)	$(202,688,810)
Net loss	(42,121,959)	(2,709)	(42,124,668)
Accumulated deficit	(413,118,060)	(2,186,283)	(415,304,343)
Accumulated other comprehensive income	1,678,497	—	1,678,497
Total members’ deficit	$(411,435,655)	$(2,186,283)	$(413,621,938)

	For the year ended December 31, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Cash Flows:
Cash Flows from Operating Activities:
Net loss	$(42,121,959)	$(2,709)	$(42,124,668)
Change in fair value of freestanding derivative	—	2,709	2,709
Net cash used in operating activities	(9,917,608)	—	(9,917,608)
Net change in cash, cash equivalents, and restricted cash	25,198,494	—	25,198,494
Cash, cash equivalents and restricted cash and cash equivalents – end of period	$42,459,626	$—	$42,459,626
Cash and cash equivalents – end of period	$30,162,475	$—	$30,162,475

	As of September 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Balance Sheets:
Total assets	$320,554,139	$—	$320,554,139
Accrued expenses and other current liabilities	12,355,584	2,124,265	14,479,849
Total current liabilities	19,472,020	2,124,265	21,596,285
Total liabilities	$226,008,817	$2,124,265	$228,133,082
Series C Preferred shares	483,385,214	—	483,385,214
Accumulated deficit	(390,307,424)	(2,124,265)	(392,431,689)
Total members’ deficit	(388,839,892)	(2,124,265)	(391,036,037)
Total liabilities, mezzanine equity and members’ deficit	$320,554,139	$—	$320,554,139

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)

	For the nine months ended September 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Operations:
Interest expense	$(13,052,438)	$59,309	$(12,993,129)
Net loss	$(25,117,707)	$59,309	$(25,058,398)
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	(194,700,545)	(2,183,574)	(196,884,119)
Net loss attributable to common shareholders	$(305,481,588)	$(2,124,265)	$(307,605,853)
Net loss per share attributable to common shareholders – basic and diluted	$(7.58)	$(0.06)	$(7.64)

	For the nine months ended September 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Members’ Equity:
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	$(194,700,545)	$(2,183,574)	$(196,884,119)
Net loss	(25,117,707)	59,309	(25,058,398)
Accumulated deficit	(390,307,424)	(2,124,265)	(392,431,689)
Total members’ deficit	$(388,839,892)	$(2,124,265)	$(390,964,157)

	For the nine months ended September 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Cash Flows:
Cash Flows from Operating Activities:
Net loss	$(25,117,707)	$59,309	$(25,058,398)
Change in fair value of freestanding derivative	—	(59,309)	(59,309)
Net cash used in by operating activities	(7,930,502)	—	(7,930,502)
Net change in cash, cash equivalents, and restricted cash	89,107,304	—	89,107,304
Cash, cash equivalents and restricted cash and cash equivalents – end of period	$106,368,436	$—	$106,368,436
Cash and cash equivalents – end of period	$94,143,466	$—	$94,143,466

	As of June 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Balance Sheets:
Total assets	$309,603,293	$—	$309,603,293
Accrued expenses and other current liabilities	10,359,417	2,183,574	12,542,991
Total current liabilities	32,207,636	2,183,574	34,391,210
Total liabilities	209,837,425	2,183,574	212,020,999
Series C Preferred shares	477,741,883	—	475,558,309
Accumulated deficit	(378,984,493)	(2,183,574)	(381,168,067)
Total members’ deficit	(377,976,015)	(2,183,574)	(380,159,589)
Total liabilities, mezzanine equity and members’ deficit	$309,603,293	$—	$309,603,293

BRIDGER AEROSPACE GROUP HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, except as stated)

	For the six months ended June 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Operations:
Net loss	$(19,435,884)	$—	$(19,435,884)
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	(189,057,208)	(2,183,574)	(191,240,782)
Net loss attributable to common shareholders	$(294,156,428)	$(2,183,574)	$(296,340,002)
Net loss per share attributable to common shareholders – basic and diluted	$(7.30)	$(0.06)	$(7.36)

	For the six months ended June 30, 2022
	As Previously Reported	Impact of Revision	As Revised
Statements of Members’ Equity:
Legacy Bridger Series C Preferred Shares adjustment for maximum redemption value	$(189,057,208)	$(2,183,574)	$(191,240,782)
Net loss	(19,435,884)	—	(19,435,884)
Accumulated deficit	(378,984,493)	(2,183,574)	(381,168,067)
Accumulated other comprehensive income	1,008,478	—	1,008,478
Total members’ deficit	$(377,976,015)	$(2,183,574)	$(380,159,589)
Note 25 – Subsequent Events
The Company evaluated its activities through the date of the filing of the Unaudited Condensed Consolidated Financial Statements.
On October 13, 2023, the Company amended the purchase agreement with Ignis to limit the number of shares issuable as part of the Acquisition. Specifically, Ignis shareholders will have the contingent right to receive up to an aggregate maximum of 8,825,729 shares of Common Stock. The actual number of shares issued to satisfy the contingent consideration will be determined based upon a trailing 120-day VWAP of the Common Stock at the time of each issuance. Any adjustment to the contingent consideration liability as a result of this amendment will be made as part of the Company’s final purchase price allocation during the measurement period.
On July 21, 2023, we entered into a Purchase and Sale Agreement (the “Bighorn Purchase Agreement”), through our subsidiary Bridger Bighorn, LLC, with Robert Eisele and Christopher Eisele (the “Bighorn Sellers”), the owners of Big Horn Airways, Inc. (“Bighorn”), pursuant to which we agreed to acquire 100% of the outstanding equity interests of Bighorn. The aggregate consideration for the Bighorn acquisition is $39.25 million, with $14.75 million payable in unregistered shares of Common Stock, and the remainder of $24.50 million payable in cash, as may be adjusted pursuant to the terms of the Bighorn Purchase Agreement, including for Bighorn’s cash, indebtedness, and net working capital as of the closing of the Bighorn acquisition. In November 2023, the Company and Bighorn sellers mutually agreed to terminate the Bighorn Purchase Agreement. There are no termination fees payable by either party and the Company has agreed to reimburse Bighorn for all fees incurred in connection with the proposed transaction. The amount of reimbursable transaction fees cannot be estimated at this time.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The following discussion and analysis is intended to help you understand our business, financial condition, results of operations, liquidity and capital resources. This discussion and analysis should be read together with our unaudited condensed consolidated financial statements as of September 30, 2023 and December 31, 2022, for the three and nine months ended September 30, 2023 and 2022, and the related notes thereto, that are included elsewhere in this Quarterly Report on Form 10-Q (this “Quarterly Report”). This discussion and analysis should also be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included in the Annual Report on Form 10-K (the “Annual Report”). This discussion and analysis contains forward-looking statements based upon our current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this section to “Bridger,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of the Company’s predecessor, Bridger Aerospace Group Holdings, LLC and its subsidiaries (collectively, “Legacy Bridger”) prior to the consummation of the Reverse Recapitalization, and the Company and its subsidiaries following the consummation of the business combination with Jack Creek Investment Corp. (“JCIC”) that occurred on January 24, 2023 (the “Reverse Recapitalization”).
Business Overview
Bridger provides aerial wildfire surveillance, relief, suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods primarily throughout the United States. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our high-quality team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation full-service aerial firefighting platforms.
Our portfolio is organized across two core offerings:
•Fire Suppression: Consists of deploying specialized aircraft to drop large amounts of water quickly and directly on wildfires.
•Aerial Surveillance: Consists of providing aerial surveillance for fire suppression aircraft over an incident and providing tactical coordination with the incident commander. Aerial surveillance uses both manned aircraft and unmanned aircraft.
We manage our operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources.
We have made and will continue to make significant investments in capital expenditures to build and expand our aerial forest fire management technologies. We expect that our existing cash and cash equivalents provided by equity and debt financing will be sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this Quarterly Report.
The Reverse Recapitalization
On January 24, 2023, we consummated the Reverse Recapitalization. As a result of the Reverse Recapitalization, Legacy Bridger and JCIC each became wholly-owned subsidiaries of the Company, and the JCIC shareholders and the equity holders of Legacy Bridger converted their equity ownership in JCIC and Legacy Bridger, respectively, into equity ownership in the Company. Legacy Bridger has been determined to be the accounting acquirer with respect to the Reverse Recapitalization, which will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.
Upon consummation of the Reverse Recapitalization, the most significant change in Legacy Bridger’s future reported financial position and results of operations was a gross decrease in cash and cash equivalents (as compared to Legacy Bridger’s balance sheet at December 31, 2022), of approximately $17.0 million. Total direct and incremental transaction costs of Bridger, JCIC and Legacy Bridger paid at the closing of the Reverse Recapitalization on January 24, 2023 (the “Closing”) were approximately $16.6 million and have been treated as a reduction of the cash proceeds and deducted from our additional paid-in capital.

Public Company Costs
We have become the successor to a company registered with the Securities and Exchange Commission (“SEC”) and listed on the Nasdaq Global Market, which has required, and in the future may require, us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources and fees.
Key Factors Affecting Our Results of Operations
We are exposed to certain risks inherent to an aerial firefighting business. These risks are further described in the section entitled “Risk Factors” in the Annual Report.
Seasonality Due to the North American Fire Season
Our operating results are impacted by seasonality. Climate conditions and other factors that may influence the revenues of our services may vary each season and year. Historically, the demand for our services has been higher in the second and third quarters of each fiscal year due to the timing and duration of the North American fire season. Consequently, revenues, expenses, and operating cash flows from our services are generated mostly in the second and third quarters of our fiscal year. However, the seasonal fluctuations in the need to fight wildfires based upon location and the varying intensity of the fire season have and may continue to lead our operating results to fluctuate significantly from quarter to quarter and year to year.
Weather Conditions and Climate Trends
Our business is highly dependent on the needs of government agencies to surveil and suppress fires. As such, our financial condition and results of operations are significantly affected by the weather, as well as environmental and other factors affecting climate change, which impact the number and severity of fires in any given period. The intensity and duration of the North American fire season is affected by multiple factors, some of which, according to a 2016 article by Climate Central, a nonprofit climate science news organization, are weather patterns including warmer springs and longer summers, lower levels of mountaintop snowpack which lead to drier soils and vegetation and frequency of lightning strikes. Based on the climate change indicators published by the Environmental Protection Agency (“EPA”), these factors have shown year over year increases linked to the effects of climate change and the overall trend in increased temperatures. We believe that rising global temperatures have been, and in the future are expected to be, one factor contributing to increasing rates and severity of wildfires. Historically, sales of our services have been higher in the summer season of each fiscal year due to weather patterns which are generally correlated to a higher prevalence of wildfires in North America. Larger wildfires and longer seasons are expected to continue as droughts increase in frequency and duration, according to a 2022 article by the EPA.
Limited Supply of Specialized Aircraft and Replacement and Maintenance Parts
Our results of operations are dependent on sufficient availability of aircraft, raw materials and supplied components provided by a limited number of suppliers. Our reliance on limited suppliers exposes us to volatility in the prices and availability of these materials, which may lead to increased costs and delays in operations.
In March 2020, the World Health Organization declared a global pandemic related to the outbreak of a respiratory illness caused by COVID-19. Due to the COVID-19 pandemic, in 2020, 2021 and 2022 we experienced delays on the delivery of aircraft. Should such conditions become protracted or worsen or should longer-term budgets or priorities of our clients be impacted, the COVID-19 pandemic could negatively affect our financial condition and results of operations. Given the dynamic nature of the COVID-19 pandemic and its global consequences, the ultimate impact on our operations, cash flows and financial condition cannot be reasonably estimated at this time. The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in the section entitled “Risk Factors” included in our Annual Report, such as those related to the market for our securities and cross-border transactions.
Economic and Market Factors
Our operations, supply chain, partners, and suppliers have been subject to various global macroeconomic factors. We expect to continue to remain vulnerable to a number of industry-specific and global macroeconomic factors that may cause our actual results of operations to differ from our historical results of operations or current expectations. The factors and trends that we currently believe are or will be most impactful to our financial condition and results of operations include the following: the impact on us of significant operational challenges by third parties on which we rely; inflationary pressures; short- and long-term weather patterns; potential labor and supply chain shortages affecting us and our partners; volatile fuel prices; aircraft delivery delays; and changes in general economic conditions in the markets in which we operate.

Historically, our results of operations have not been materially impacted by other factors, other than the COVID-19 global pandemic. We continue to monitor the potential favorable or unfavorable impacts of these and other factors on our business, operations, financial condition and future results of operations, which are dependent on future developments. Our future results of operations may be subject to volatility and our growth plans may be delayed, particularly in the short term, due to the impact of the above factors and trends. For instance, the impact of the COVID-19 pandemic directly affected the delivery of our aircraft and the support related to their deployment while on contract. Deployment of two Viking CL415EAF (“Super Scooper”) aircraft was delayed in 2020 as a result of the Federal Aviation Administration’s transition to a work-from-home environment and a reduction in its ability to process carding and registration matters; two other Super Scoopers were delayed in 2021 as a result of modified manufacturing procedures at the OEM in response to COVID-19 that increased production time, which we understood was compounded by the OEM’s delays in receiving certain parts and components; and prior production delays pushed completion and delivery of another two Super Scoopers later in 2022 and early 2023 than we had previously anticipated receiving them. However, we believe that our long-term outlook remains positive due to the increasing demand for our services and our ability to meet those demands consistently, despite adverse market factors. We believe that this expected long-term increase in demand will offset increased costs and that the operational challenges we may experience in the near term can be managed in a manner that will allow us to support increased demand, though we cannot provide any assurances.
Key Components of Our Results of Operations
Revenues
Our primary source of revenues is from providing services, which are disaggregated into fire suppression, aerial surveillance and other services. Revenues and growth for our fire suppression and aerial surveillance services are driven by climate trends, specifically the intensity and timing of the North American fire season. Other services primarily consist of extraneous fulfillment of contractual services such as extended availability and mobilizations. Other services also include maintenance services performed externally for third parties.
We charge daily and hourly rates depending upon the type of firefighting service rendered and under which contract the services are performed. The recognition of revenues for our services are primarily split into flight, standby and other revenues. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are cycled, upon request of the customer. Standby revenue is primarily earned as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment. Other revenue consists of additional contractual items that can be charged to the customer, such as leasing revenues for facilities, as well as maintenance and repair on externally owned aircraft.
Cost of Revenues
Cost of revenues includes costs incurred directly related to flight operations including expenses associated with operating the aircraft on revenue generating contracts. These include labor, depreciation, subscriptions and fees, travel and fuel. Cost of revenues also includes maintenance expenses for our aircraft including costs of routine maintenance expenses and repairs. This consists of labor, parts, consumables, travel and subscriptions unique to each airframe.
Selling, General and Administrative Expense
Selling, general and administrative expenses include all costs that are not directly related to satisfaction of customer contracts. Selling, general and administrative expenses include costs for our administrative functions, such as finance, legal, human resources, and IT support, and business development costs that include contract procurement, public relations and business opportunity advancement. These functions include costs for items such as salaries, benefits, stock-based compensation and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, insurance, intangible asset amortization and depreciation expense. Selling, general and administrative expenses also contain any gain or loss on the disposal of fixed assets.
Interest Expense
Interest expense consists of interest expense related to our loan agreements, the Series B preferred shares of Legacy Bridger (the “Legacy Bridger Series B Preferred Shares”), which were fully redeemed prior to Closing, the Gallatin municipal bond issuances by Legacy Bridger totaling $160,000,000 of gross proceeds that closed in July and August 2022 (the “Series 2022 Bonds”), the Series C preferred shares of Legacy Bridger (the “Legacy Bridger Series C Preferred Shares”) for the changes in fair values of the embedded derivative and the freestanding derivative, and interest rate swaps agreements. Interest expense also includes amortization of debt issuance costs associated with our loan agreements. Refer to discussion of our loan commitments further below under the section of this Quarterly Report entitled “ —Liquidity and Capital Resources—Indebtedness.”

Other Income (Expense)
Other income consists of interest income and realized gains on available-for-sale debt securities. This also includes the reimbursement from an insurance claim against a damaged asset. Other expense consists of the loss on extinguishment of Series 2021 bonds.
Income Tax Benefit
Income tax benefit consists of the tax benefit recognized as a result of a discrete benefit generated from the Ignis acquisition.
Results of Operations
Comparison of the Three Months Ended September 30, 2023 to the Three Months Ended September 30, 2022
The following table sets forth our unaudited condensed consolidated statements of operations information for the three months ended September 30, 2023 and 2022 and should be reviewed in conjunction with the financial statements and notes included elsewhere in this Quarterly Report.

(All amounts in U.S. dollars)	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Revenues	$53,619,117	$32,452,593	$21,166,524	65%
Cost of revenues:
Flight operations	9,673,769	7,120,107	2,553,662	36%
Maintenance	5,534,423	5,498,105	36,318	1%
Total cost of revenues	15,208,192	12,618,212	2,589,980	21%
Gross income	38,410,925	19,834,381	18,576,544	94%
Selling, general and administrative expense	15,826,474	18,058,418	(2,231,944)	(12%)
Operating income	22,584,451	1,775,963	20,808,488	1172%
Interest expense	(5,970,547)	(6,984,901)	1,014,354	(15%)
Other income (expense)	559,992	(441,788)	1,001,780	(227%)
Income (loss) before income taxes	17,173,896	(5,650,726)	22,824,622	(404%)
Income tax benefit	314,080	—	314,080	100%
Net income (loss)	$17,487,976	$(5,650,726)	$23,138,702	(409%)

(All amounts in U.S. dollars)	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Series A Preferred Stock – adjustment to maximum redemption value	$(6,048,025)	$—
Legacy Bridger Series C Preferred Shares - adjustment to maximum redemption value	$—	$(5,643,337)
Net income (loss) attributable to Common stockholders - basic and diluted	$11,439,951	$(11,294,063)
Net income (loss) per Common Stock - basic	$0.25	$(0.29)
Net income (loss) per Common Stock - diluted	$0.15	$(0.29)
Revenues
Revenues increased by $21.2 million, or 65%, to $53.6 million for the three months ended September 30, 2023, from $32.5 million for the three months ended September 30, 2022.
The following table shows revenues by service offering for each period.

(All amounts in U.S. dollars)	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Fire suppression	$46,153,645	$26,550,505	$19,603,140	74%
Aerial surveillance	7,355,172	5,831,625	1,523,547	26%
Other services	110,300	70,463	39,837	57%
Total revenues	$53,619,117	$32,452,593	$21,166,524	65%
Fire suppression revenue increased by $19.6 million, or 74%, to $46.2 million for the three months ended September 30, 2023, from $26.6 million for the three months ended September 30, 2022. The increase in fire suppression revenue accounted for 93% of the total increase in revenues for the three months ended September 30, 2023. The increase was primarily driven by a higher number of aircraft operating for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
Aerial surveillance revenue increased by $1.5 million, or 26%, to $7.4 million for the three months ended September 30, 2023, from $5.8 million for the three months ended September 30, 2022. The increase was primarily driven by the type of aircraft operating for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
Other services revenue increased by $40 thousand, or 57%, to $0.1 million for the three months ended September 30, 2023, from $0.1 million for the three months ended September 30, 2022. The increase was primarily driven by a higher number of charter flights for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
The following table shows revenues by revenue type for each period.

(All amounts in U.S. dollars)	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Flight revenue	$28,322,994	$18,167,660	$10,155,334	56%
Standby revenue	25,006,298	14,094,682	10,911,616	77%
Other revenue	289,825	190,251	99,574	52%
Total revenues	$53,619,117	$32,452,593	$21,166,524	65%
Flight revenue increased by $10.2 million, or 56%, to $28.3 million for the three months ended September 30, 2023, from $18.2 million for the three months ended September 30, 2022. The increase was primarily driven by a higher number of Super Scooper aircraft flying on deployment.
Standby revenue increased by $10.9 million, or 77%, to $25.0 million for the three months ended September 30, 2023, from $14.1 million for the three months ended September 30, 2022. The increase was primarily driven by a higher number of Super Scooper aircraft available for deployment.
Other revenue increased by $0.1 million, or 52%, to $0.3 million for the three months ended September 30, 2023, from $0.2 million for the three months ended September 30, 2022. The increase was primarily driven by a higher number of charter flights for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
Cost of Revenues
Total cost of revenues increased by $2.6 million, or 21%, to $15.2 million for the three months ended September 30, 2023, from $12.6 million for the three months ended September 30, 2022.
Flight Operations
Flight operations expenses increased by $2.6 million, or 36%, to $9.7 million for the three months ended September 30, 2023, from $7.1 million for the three months ended September 30, 2022. The increase was primarily attributable to higher personnel costs of $1.3 million and higher depreciation expense of $0.9 million due to an increase in flight hours associated with the two additional Super Scooper aircraft placed into service in September 2022 and February 2023, respectively. The increase was partially driven by an increase in aircraft lease expense of $0.5 million due to the two additional Pilatus PC-12 operating leases and the additional Twin Otter operating lease placed into service August 2023 and June 2023, respectively. Refer to “Note 18 – Related Party Transactions” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.

Maintenance
Maintenance expenses increased by $36 thousand, or 1%, to $5.5 million for the three months ended September 30, 2023, from $5.5 million for the three months ended September 30, 2022. The increase was primarily driven by higher contractor wages of $50 thousand for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
Selling, General and Administrative Expense
Selling, general and administrative expense decreased by $2.2 million, or 12%, to $15.8 million for the three months ended September 30, 2023, from $18.1 million for the three months ended September 30, 2022. The decrease was primarily driven by $10.3 million of transaction related bonuses for employees recorded in the third quarter of 2022 in connection with the issuance of the Bridger Series C Preferred Shares, issuance of the Series 2022 Bonds, execution of the Transaction Agreements and initial filing of the proxy statement/prospectus. The decrease was also partially driven by lower audit fees of $0.4 million and lower personnel expenses of $0.5 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease was partially offset by $9.0 million of non-cash stock-based compensation expense for the restricted stock units (“RSUs”) issued to employees of Bridger in connection with the Reverse Recapitalization. Refer to “Note 17 – Stock-Based Compensation” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Interest Expense
Interest expense decreased by $1.0 million, or 15%, to $6.0 million for the three months ended September 30, 2023, from $7.0 million for the three months ended September 30, 2022. The decrease was primarily driven by lower interest expense for the Series A-1 and Series A-2 preferred shares of Legacy Bridger (together, the “Legacy Bridger Series A Preferred Shares”) of $3.0 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease was partially offset by additional interest expense for (i) the Series 2022 Bonds ($1.4 million); (ii) the two loan agreements in connection with the two separate credit facilities brokered through Live Oak Bank ($0.4 million); and (iii) the Legacy Bridger Series C Preferred Shares ($0.2 million), in each case for the three months ended September 30, 2023 compared to the three months ended September 30, 2022.
Other Income (Expense)
Other income increased by $1.0 million, or 227%, to $0.6 million for the three months ended September 30, 2023, from Other expense of $0.4 million for the three months ended September 30, 2022. The increase was primarily driven by the loss on the extinguishment of Series 2021 bonds of $0.7 million for the three months ended September 30, 2022. The increase was partially driven by interest income for the embedded derivative of Legacy Bridger Series C Preferred Shares of $0.3 million. Refer to “Note 19 – Mezzanine Equity” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Income Tax Benefit
Income tax benefit increased by $0.3 million, or 100%, to $0.3 million for the three months ended September 30, 2023, from zero for the three months ended September 30, 2022. The increase was primarily driven by a discrete benefit generated from the Ignis acquisition for the three months ended September 30, 2023.

Comparison of the Nine Months Ended September 30, 2023 to the Nine Months Ended September 30, 2022
The following table sets forth our unaudited condensed consolidated statements of operations information for the nine months ended September 30, 2023 and 2022 and should be reviewed in conjunction with the financial statements and notes included elsewhere in this Quarterly Report.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Revenues	$65,599,770	$45,275,556	$20,324,214	45%
Cost of revenues:
Flight operations	19,706,152	16,635,021	3,071,131	18%
Maintenance	13,260,850	11,932,078	1,328,772	11%
Total cost of revenues	32,967,002	28,567,099	4,399,903	15%
Gross income	32,632,768	16,708,457	15,924,311	95%
Selling, general and administrative expense	64,242,773	28,635,304	35,607,469	124%
Operating loss	(31,610,005)	(11,926,847)	(19,683,158)	165%
Interest expense	(17,175,959)	(12,993,129)	(4,182,830)	32%
Other income (expense)	2,253,320	(166,634)	2,419,954	(1452%)
Loss before income taxes	(46,532,644)	(25,086,610)	(21,446,034)	85%
Income tax benefit	314,080	—	314,080	100%
Net loss	$(46,218,564)	$(25,086,610)	$(21,131,954)	84%

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Series A Preferred Stock – adjustment for deemed dividend upon Closing	$(48,300,000)	$—
Series A Preferred Stock – adjustment to eliminate 50% multiplier	$156,362,598	$—
Series A Preferred Stock – adjustment to maximum redemption value	$(16,128,047)	$—
Legacy Bridger Series A Preferred Shares – adjustment for redemption, extinguishment and accrued interest	$—	$(85,663,336)
Legacy Bridger Series C Preferred Shares - adjustment to maximum redemption value	$—	$(196,884,119)
Net income (loss) attributable to Common Stockholders – basic and diluted	$45,715,987	$(307,634,065)
Net income (loss) per Common Stock—basic	$1.02	$(7.93)
Net income (loss) per Common Stock—diluted	$0.59	$(7.93)
Revenues
Revenues increased by $20.3 million, or 45%, to $65.6 million for the nine months ended September 30, 2023, from $45.3 million for the nine months ended September 30, 2022.
The following table shows revenues by service offering for each period.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Fire suppression	$56,603,073	$38,232,768	$18,370,305	48%
Aerial surveillance	8,478,925	6,833,650	1,645,275	24%
Other services	517,772	209,138	308,634	148%
Total revenues	$65,599,770	$45,275,556	$20,324,214	45%

Fire suppression revenue increased by $18.4 million, or 48%, to $56.6 million for the nine months ended September 30, 2023, from $38.2 million for the nine months ended September 30, 2022. The increase in fire suppression revenue accounted for 90% of the total increase in revenues for the nine months ended September 30, 2023. The increase was primarily driven by a higher number of aircraft operating for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.
Aerial surveillance revenue increased by $1.6 million, or 24%, to $8.5 million for the nine months ended September 30, 2023, from $6.8 million for the nine months ended September 30, 2022. The increase was primarily driven by the type of aircraft operating for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022.
Other services revenue increased by $0.3 million, or 148%, to $0.5 million for the nine months ended September 30, 2023, from $0.2 million for the nine months ended September 30, 2022. The increase was primarily due to labor, maintenance and improvements to an aircraft under the ownership of a related party and additional contractually specified items. Refer to “Note 18 – Related Party Transactions” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
The following table shows revenues by revenue type for each period.

(All amounts in U.S. dollars)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Flight revenue	$34,117,309	$24,585,180	$9,532,129	39%
Standby revenue	30,142,235	20,305,658	9,836,577	48%
Other revenue	1,340,226	384,718	955,508	248%
Total revenues	$65,599,770	$45,275,556	$20,324,214	45%
Flight revenue increased by $9.5 million, or 39%, to $34.1 million for the nine months ended September 30, 2023, from $24.6 million for the nine months ended September 30, 2022. The increase was primarily driven by a higher number of Super Scooper aircraft flying on deployment.
Standby revenue increased by $9.8 million, or 48%, to $30.1 million for the nine months ended September 30, 2023, from 20.3 million for the nine months ended September 30, 2022. The increase was primarily driven by a higher number of Super Scooper aircraft available for deployment.
Other revenue increased by $1.0 million, or 248%, to $1.3 million for the nine months ended September 30, 2023, from $0.4 million for the nine months ended September 30, 2022. The increase was primarily due to labor, maintenance and improvements to an aircraft under the ownership of a related party and additional contractually specified items. Refer to “Note 18 – Related Party Transactions” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Cost of Revenues
Total cost of revenues increased by $4.4 million, or 15%, to $33.0 million for the nine months ended September 30, 2023, from $28.6 million for the nine months ended September 30, 2022.
Flight Operations
Flight operations expenses increased by $3.1 million, or 18%, to $19.7 million for the nine months ended September 30, 2023, from $16.6 million for the nine months ended September 30, 2022. The increase was primarily attributable to higher personnel expenses of $2.1 million due to an increase in flight hours associated with the two additional Super Scooper aircraft placed into service in September 2022 and February 2023, respectively. The increase was partially driven by $0.5 million for the RSUs granted to all employees in April 2023. Refer to “Note 17 – Stock-Based Compensation” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details. The increase was partially driven by an increase in aircraft lease expense of $0.5 million due to the two additional Pilatus PC-12 operating leases and the additional Twin Otter operating lease placed into service August 2023 and June 2023, respectively. Refer to “Note 18 – Related Party Transactions” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Maintenance
Maintenance expenses increased by $1.3 million, or 11%, to $13.3 million for the nine months ended September 30, 2023, from $11.9 million for the nine months ended September 30, 2022. The increase was primarily driven by personnel costs of $0.8 million and higher depreciation expense of $0.3 million required for the two additional Super Scooper aircraft placed into service in September 2022 and February 2023, respectively. The increase was partially driven by higher expenses of $0.2 million for the RSUs granted to all employees in April 2023. Refer to “Note 17 – Stock-Based Compensation” of the Notes to the Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Selling, General and Administrative Expense
Selling, general and administrative expense increased by $35.6 million, or 124%, to $64.2 million for the nine months ended September 30, 2023, from $28.6 million for the nine months ended September 30, 2022. The increase was primarily driven by $40.9 million of non-cash stock-based compensation expense for the RSUs issued to management and all employees of Bridger in connection with the Reverse Recapitalization. Refer to “Note 17 – Stock-Based Compensation” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details. The increase was partially driven by higher operating costs of $4.4 million and higher insurance costs of $1.4 million primarily associated with the two additional Super Scooper aircraft placed into service in September 2022 and February 2023, respectively. The increase was partially driven by a loss on disposal of assets related to the impairment of a Twin Commander surveillance platform of $0.6 million. The increase was partially offset by $11.3 million of transaction related bonuses for employees recorded in the third quarter of 2022 in connection with the issuance of the Bridger Series C Preferred Shares, issuance of the Series 2022 Bonds, execution of the Transaction Agreements and initial filing of the proxy statement/prospectus.
Interest Expense
Interest expense increased by $4.2 million, or 32%, to $17.2 million for the nine months ended September 30, 2023, from $13.0 million for the nine months ended September 30, 2022. The increase was primarily driven by additional interest expense for the Series 2022 Bonds of $10.8 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was partially driven by additional interest expense for the two loan agreements in connection with the two separate credit facilities brokered through Live Oak Bank of $1.2 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The increase was partially offset by lower interest expense for the Series A-1 and Series A-2 preferred shares of Legacy Bridger (together, the “Legacy Bridger Series A Preferred Shares”) and Legacy Bridger Series B Preferred Shares of $3.9 million and $3.6 million for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022, respectfully.
Other Income (Expense)
Other income increased by $2.4 million, or 1,452%, to $2.3 million for the nine months ended September 30, 2023, from Other expense of $0.2 million for the nine months ended September 30, 2022. The increase was primarily driven by interest income for the embedded derivative of Legacy Bridger Series C Preferred Shares of $1.3 million. Refer to “Note 19 – Mezzanine Equity” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details. The increase was partially driven by the loss on the extinguishment of Series 2021 bonds of $0.7 million for the nine months ended September 30, 2022. The increase was partially driven by an unrealized gain of $0.4 million related to short-term investments for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. Refer to “Note 3 – Cash Equivalents and Investments in Marketable Securities” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Income Tax Benefit
Income tax benefit increased by $0.3 million, or 100%, to $0.3 million for the nine months ended September 30, 2023, from zero for the nine months ended September 30, 2022. The increase was primarily driven by a discrete benefit generated from the Ignis acquisition for the nine months ended September 30, 2023.
Non-GAAP Financial Measures
Although we believe that net income or loss, as determined in accordance with GAAP, is the most appropriate earnings measure, we use EBITDA and Adjusted EBITDA as key profitability measures to assess the performance of our business. We believe these measures help illustrate underlying trends in our business and use the measures to establish budgets and operational goals, and communicate internally and externally, for managing our business and evaluating its performance. We also believe these measures help investors compare our operating performance with its results in prior periods in a way that is consistent with how management evaluates such performance.
Each of the profitability measures described below are not recognized under GAAP and do not purport to be an alternative to net income or loss determined in accordance with GAAP as a measure of our performance. Such measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for our results as reported under GAAP. EBITDA and Adjusted EBITDA exclude items that can have a significant effect on our profit or loss and should, therefore, be used only in conjunction with our GAAP profit or loss for the period. Our management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.
EBITDA and Adjusted EBITDA
EBITDA is a non-GAAP profitability measure that represents net income or loss for the period before the impact of the interest expense, income tax expense (benefit) and depreciation and amortization of property, plant and equipment and intangible assets. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting financing expenses), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA is a non-GAAP profitability measure that represents EBITDA before certain items that are considered to hinder comparison of the performance of our businesses on a period-over-period basis or with other businesses. During the periods presented, we exclude from Adjusted EBITDA gains and losses on disposals of assets, offering costs related to financing and other transactions, which include costs that are required to be expensed in accordance with GAAP. In addition, we exclude from Adjusted EBITDA non-cash stock-based compensation, business development and integration expenses, loss on extinguishment of debt, and discretionary bonuses to employees and executives. Our management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.
The following table reconciles net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the three months ended September 30, 2023 and 2022.

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Net income (loss)	$17,487,976	$(5,650,726)	$23,138,702	(409%)
Income tax benefit	(314,080)	—	(314,080)	(100%)
Depreciation and amortization	5,247,755	4,467,072	780,683	17%
Interest expense	5,970,547	6,984,901	(1,014,354)	(15%)
EBITDA	28,392,198	5,801,247	22,590,951	389%
Loss on disposals and non-cash impairment charges(i)	—	806,869	(806,869)	(100)%
Offering costs(ii)	662,149	1,336,102	(673,953)	(50%)
Stock-based compensation(iii)	9,003,786	2,222	9,001,564	NM
Business development & integration expenses(iv)	680,021	193,039	486,982	252%
Loss on extinguishment of debt(v)	—	844,925	(844,925)	(100%)
Discretionary bonuses to employees and executives(vi)	—	10,136,530	(10,136,530)	(100%)
Adjusted EBITDA	$38,738,154	$19,120,934	$19,617,220	103%
Net income (loss) margin(vii)	33%	(17)%
Adjusted EBITDA margin(vii)	72%	59%
NM - Not Meaningful
i)Represents loss on the disposal of an aging aircraft and the non-cash impairment charges on a retired aircraft.
ii)Represents one-time professional service fees related to the preparation for potential offerings that have been expensed during the period.
iii)Represents stock-based compensation expense recognized of RSUs granted to all employees and the fair value adjustment for warrants issued in connection with the Reverse Recapitalization.
iv)Represents expenses related to potential acquisition targets and additional business lines.
v)Represents loss on extinguishment of debt related to the Series 2021 Bond and forgiveness of the Paycheck Protection Program (“PPP”) loan.

vi)Represents one-time discretionary bonuses to certain employees and executives of Bridger in connection with the issuance of the Legacy Bridger Series C Preferred Shares, the issuance of the Series 2022 Bonds, execution of the Transaction Agreements and the initial filing of the proxy/statement/prospectus prepared in connection with the Business Combination.
vii)Net income (loss) margin represents Net income (loss) divided by Total revenue and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.
The following table reconciles net loss, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2023 and 2022.

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Period Over Period Change ($)	Period Over Period Change (%)
Net loss	$(46,218,564)	$(25,086,610)	$(21,131,954)	84%
Income tax benefit	(314,080)	—	(314,080)	(100%)
Depreciation and amortization	10,233,947	8,561,926	1,672,021	20%
Interest expense	17,175,959	12,993,129	4,182,830	32%
EBITDA	(19,122,738)	(3,531,555)	(15,591,183)	441%
Loss on disposals and non-cash impairment charges(i)	1,052,407	1,588,361	(535,954)	(34)%
Offering costs(ii)	3,929,756	2,549,300	1,380,456	54%
Stock-based compensation(iii)	41,614,316	7,002	41,607,314	NM
Business development & integration expenses(iv)	1,553,298	585,015	968,283	166%
Loss on extinguishment of debt(v)	—	844,925	(844,925)	(100%)
Discretionary bonuses to employees and executives(vi)	—	10,136,530	(10,136,530)	(100%)
Adjusted EBITDA	$29,027,039	$12,179,578	$16,847,461	138%
Net loss margin(vii)	(70)%	(55)%
Adjusted EBITDA margin(vii)	44%	27%
NM - Not Meaningful
i)Represents loss on the disposal of an aging aircraft and the non-cash impairment charges on a retired aircraft.
ii)Represents one-time professional service fees related to the preparation for potential offerings that have been expensed during the period.
iii)Represents stock-based compensation expense recognized of RSUs granted to all employees and the fair value adjustment for warrants issued in connection with the Reverse Recapitalization.
iv)Represents expenses related to potential acquisition targets and additional business lines.
v)Represents loss on extinguishment of debt related to the Series 2021 Bond and forgiveness of the Paycheck Protection Program (“PPP”) loan.
vi)Represents one-time discretionary bonuses to certain employees and executives of Bridger in connection with the issuance of the Legacy Bridger Series C Preferred Shares, the issuance of the Series 2022 Bonds, execution of the Transaction Agreements and the initial filing of the proxy/statement/prospectus prepared in connection with the Business Combination.
vii)Net loss margin represents Net loss divided by Total revenue and Adjusted EBITDA margin represents Adjusted EBITDA divided by Total revenue.
Liquidity and Capital Resources
Cash and Marketable Securities
As of September 30, 2023, our principal sources of liquidity were cash and cash equivalents of $19.4 million which were held for working capital purposes and restricted cash of $12.3 million. The restricted cash was procured through a county bond and is accessed for financing capital projects. As of September 30, 2023, the Company had $2.2 million of investments in debt securities classified as available-for-sale with short-term maturities of less than one year and carried at fair value. The Company’s available-for-sale securities investment portfolio is primarily invested in highly rated securities, with the primary objective of minimizing the potential risk of principal loss.

In connection with the Reverse Recapitalization, stockholders owning 34,245,643 shares of JCIC Class A Ordinary Shares exercised their rights to have those shares redeemed for cash at a redemption price of approximately $10.16 per share, or an aggregate of $347.8 million. Following the payment of redemptions and expenses related to the Trust Account, there was approximately $2.4 million in remaining cash in the Trust Account, which was paid to UBS Securities LLC as a portion of its deferred underwriting fee from JCIC’s initial public offering.
As a result, we did not receive any cash proceeds from the Reverse Recapitalization. Total direct and incremental transaction costs of Bridger, JCIC and Legacy Bridger paid at Closing were approximately $16.6 million.
We may receive up to $306.5 million from the exercise of the 9,400,000 private placement warrants and 17,250,000 public warrants of the Company outstanding (collectively, the “Warrants”), assuming the exercise in full of all the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. On September 29, 2023, the closing price of our Common Stock was $8.47 per share. For so long as the market price of our Common Stock is below the exercise price of our Warrants ($11.50 per share), our Warrants remain “out-of-the money,” and holders of our Warrants are unlikely to cash exercise their Warrants, resulting in little or no cash proceeds to us. There can be no assurance that our Warrants will be in the money prior to their January 24, 2028 expiration date, and therefore, we may not receive any cash proceeds from the exercise of our Warrants to fund our operations.
Even if the Warrants remain “out-of-the-money”, we believe that our cash on hand and debt securities will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Quarterly Report. In considering our capital requirements and sources of liquidity, we have not relied on the receipt of proceeds from the Reverse Recapitalization or from the exercise of our Warrants. For so long as the exercise price of our Warrants exceeds the trading prices for shares of our Common Stock, it is unlikely that we will receive significant proceeds, if any, from the exercise of our Warrants in the near future. Nonetheless, we believe we will be sufficiently funded, and will not require substantial additional funds for operations in order to meet our short-term liquidity needs and the execution of our business plan for at least twelve months from the date of this Quarterly Report. Refer to the discussion further below under the section entitled “Liquidity and Capital Resources—Contractual Obligations.”
While we do not need to raise capital in order to fund our current operations for at least twelve months from the date of this Quarterly Report, we may in the future seek to raise additional funds through various potential sources, such as equity and debt financing for general corporate purposes or for specific purposes, including in order to pursue growth initiatives. Due to the gross decrease in cash and cash equivalents (as compared to Legacy Bridger’s balance sheet at December 31, 2022), consisting of approximately $13.6 million as a result of the Reverse Recapitalization, we would anticipate the need to raise additional funds through equity or debt financing (or the issuance of stock as acquisition consideration) to pursue any significant acquisition opportunity, at the time of such acquisition opportunity. Our ability to generate proceeds from equity financings will significantly depend on the market price of our Common Stock.
On July 21, 2023, we entered into a Purchase and Sale Agreement (the “Bighorn Purchase Agreement”), through our subsidiary Bridger Bighorn, LLC, with Robert Eisele and Christopher Eisele (the “Bighorn Sellers”), the owners of Big Horn Airways, Inc. (“Bighorn”), pursuant to which we agreed to acquire 100% of the outstanding equity interests of Bighorn. The aggregate consideration for the Bighorn acquisition is $39.25 million, with $14.75 million payable in unregistered shares of Common Stock, and the remainder of $24.50 million payable in cash, as may be adjusted pursuant to the terms of the Bighorn Purchase Agreement, including for Bighorn’s cash, indebtedness, and net working capital as of the closing of the Bighorn acquisition. In November 2023, the Company and Bighorn sellers mutually agreed to terminate the Bighorn Purchase Agreement. There are no termination fees payable by either party and the Company has agreed to reimburse Bighorn for all fees incurred in connection with the proposed transaction. The amount of reimbursable transaction fees cannot be estimated at this time.
On September 20, 2023, we announced that our bid (via a public tender process) to purchase four Canadair CL-215T ("Spanish Super Scooper") amphibious aircraft from the Spanish Ministry for Ecological Transition and Demographic Challenge had been accepted by the Spanish government (the “Spanish Super Scooper Acquisition”). Per the terms of the bid, we agreed to purchase the four Spanish Super Scoopers from the Spanish government for approximately €40.3 million (approximately $43.1 million as of November 10, 2023) in cash. The closing of the Spanish Super Scooper Acquisition is subject to the terms and conditions of the Spanish public tender process and subject to our obtaining sufficient funding, and we continue to work toward the completion of the acquisition of the four Spanish Super Scoopers in the fourth quarter of 2023. Assuming completion of the acquisition, which may occur through a variety of structures that have not yet been determined, we plan to move the Spanish Super Scoopers to a Maintenance, Repair and Overhaul (“MRO”) facility for overhaul work. Our management team estimates that the cost to renovate and upgrade these Spanish Super Scoopers will be approximately $8 million to $12 million per aircraft. Assuming timely completion of the acquisition, we expect these modified Spanish Super Scoopers to generate revenue and Adjusted EBITDA in-line with Bridger’s current fleet of Super Scoopers once contracting mechanics are negotiated with various foreign governments during their respective return-to-

service timeframes. However, there can be no assurance that this acquisition will be completed upon the timeline discussed above or at all, nor that the Company will be able to successfully contract with various foreign governments to generate revenue.
Indebtedness
As of September 30, 2023, we held $15.4 million of current liabilities, $10.5 million of which was accrued expenses and other current liabilities.
As of September 30, 2023, we held $224.8 million of long-term liabilities with $205.2 million of total long-term debt, net of debt issuance costs, which are comprised of the Series 2022 Bonds, eight support vehicle loans, two hangar loans and three loans on six aircraft.
Rocky Mountain Bank Loans
Through certain of our subsidiaries, we entered into two credit facilities with Rocky Mountain Bank to finance in part (i) the construction of airplane hangars on September 30, 2019 and (ii) the purchase of four Quest Kodiak aircraft on February 3, 2020. In connection with such credit facilities, we also entered into various term loan and other long-term debt agreements which contain certain financial covenants, including, that we maintain (i) a debt service coverage ratio that exceeds 1.25x (generally calculated as the ratio of the net operating income over the debt service payments made or as the ratio of adjusted EBITDA over the aggregate amount of interest and principal payments, in each case, as determined in the applicable agreement) and (ii) certain senior leverage ratios that do not exceed 7.00x through the third quarter of 2024, 6.00x through the third quarter of 2025, or 5.00x thereafter (generally calculated as the ratio of the senior funded debt over EBITDA, as determined in the applicable agreement). We were not considered in violation of the debt service coverage ratio requirement as of September 30, 2023. We were not considered in violation of the senior leverage ratio requirement as of September 30, 2023.
Series 2022 Bonds
On July 21, 2022, we closed a bond offering for the Series 2022 Bonds in a taxable industrial development revenue bond transaction with Gallatin County, Montana for $160.0 million (the “Series 2022 Bond Offering”). Pursuant to the Series 2022 Bond Offering, Gallatin County issued $135.0 million of bonds on July 21, 2022 and an additional $25.0 million of bonds on August 10, 2022. The proceeds from the offering, together with cash on hand, were used to redeem the capital contributions plus accrued interest for all of the remaining Series A-1 preferred shares of Legacy Bridger and Series A-2 preferred shares of Legacy Bridger totaling $134.0 million, the principal plus accrued interest for the Series 2021 Bond, totaling $7.7 million, to finance the construction and equipping of the Company’s third and fourth aircraft hangars in Belgrade, Montana and to fund the purchase of additional Super Scooper aircraft. The Series 2022 Bonds mature on September 1, 2027, with an annual interest rate of 11.5%. Interest will be payable semiannually on March 1 and September 1 of each year until maturity and commenced on September 1, 2022. Debt issuance costs for the Series 2022 Bonds was $4.2 million.
Optional Redemption— We may redeem the Series 2022 Bonds (i) during the period beginning on September 1, 2025 through August 31, 2026, at a redemption price equal to 103% of the principal amount plus accrued interest; (ii) during the period beginning on September 1, 2026 through August 31, 2027, at a redemption price equal to 102% of the principal amount plus accrued interest; and (iii) on or after September 1, 2027, at a redemption price equal to 100% of the principal amount plus accrued interest. At our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events set forth in that certain Amended and Restated Trust Indenture, dated as of June 1, 2022 (the “Indenture”), between Gallatin County and U.S. Bank Trust Company, National Association, Salt Lake City, Utah.
Mandatory and Extraordinary Redemptions— Subject to the terms of the Indenture, the Series 2022 Bonds must be redeemed, including, among other things, (i) from all the proceeds of the sale of any Super Scooper, (ii) in an amount equal to (a) 50% of our operating revenues less the portion used to pay or establish reserves for all our expenses, debt payments, capital improvements, replacements, and contingencies (“Excess Cash Flow”) or (b) 100% of Excess Cash Flow, in each case, in the event we fall below certain debt service coverage ratio requirements set forth in the Indenture, and (iii) upon a change of control (each a “Mandatory Redemption”). For each Mandatory Redemption, the Series 2022 Bonds will be redeemed in whole or in part, at a redemption price equal to 100% of the principal amount of each Series 2022 Bond redeemed plus any premium that would be applicable to an optional redemption of the Series 2022 Bonds on such date (and if such redemption occurs prior to September 1, 2025, the applicable premium shall be three percent (3%)) and accrued interest. Furthermore, subject to the terms of the Indenture, at our direction, the Series 2022 Bonds may be redeemed by Gallatin County at any time, at a redemption price equal to 100% of the principal amount plus accrued interest upon the occurrence of certain events, including, among other things, casualty, condemnation, or other unexpected events set forth in the Indenture.

Financial Covenants— In connection with the Series 2022 Bonds, we are a party to certain loan agreements that contain customary representation and warranties, negative covenants, including, limitations on indebtedness, reduction of liquidity below certain levels, and asset sales, merger and other transactions, and remedies on and events of default.
Under the terms of such loan agreements, we are subject to certain financial covenants, that require, among other things, that we operate in a manner and to the extent permitted by applicable law, to produce sufficient gross revenues so as to be at all relevant times in compliance with the terms of such covenants, including that we maintain (i) beginning with the fiscal quarter ending December 31, 2023, a minimum debt service coverage ratio (generally calculated as the aggregate amount of our total gross revenues, minus operating expenses, plus interest, depreciation and amortization expense, for any period, over our maximum annual debt service requirements, as determined under such loan agreement) that exceeds 1.25x and (ii) beginning with the fiscal quarter ending September 30, 2022, a minimum liquidity of not less than $8 million in the form of unrestricted cash and cash equivalents, plus liquid investments and unrestricted marketable securities at all times.
Subject to the terms of the loan agreements, in the event we are unable to comply with the terms of the financial covenants, we may be required (among other potential remedial actions) to engage an independent consultant to review, analyze and make recommendations with respect to our operations or in some instances, this could result in an event of default and/or the acceleration of our debt obligations under the loan agreements. In addition, the acceleration of our debt obligations may in some instances (as set forth in the Amended and Restated Charter) result in an increase in the dividend rate of the Series A Preferred Stock by 2.00% per annum from the dividend rate otherwise in effect at such time.
The Company is in compliance with such financial covenants as of September 30, 2023. However, management anticipates that the Company will be in violation of the DSCR and liquidity covenants during the twelve-month period subsequent to the date of this filing, primarily due to lower than expected revenues and cash generated. The 2022 Bond agreement provides that, with regard to covenant violations, other than non-payment of principal or interest, no event of default shall be deemed to have occurred so long as a reasonable course of action to remedy a violation commences within 30 days of non-compliance and management diligently prosecutes the remediation plan to completion.
Management has consulted with bond counsel on the potential impact of future covenant violations and has proactively developed a cost reduction plan to remedy the anticipated covenant breaches in 2024. Management began to implement portions of the plan in November 2023. However, this plan is in progress and there is no assurance that management will be able diligently prosecute the remediation plan to completion, and the Company does not have sufficient liquidity to fund its outstanding obligations for the 2022 Bonds if they became immediately due and payable following subsequent compliance reporting dates. The uncertainty regarding the company’s ability to diligently prosecute remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates could result in the 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern.
Mandatorily Redeemable Preferred Stock
Legacy Bridger Series B Preferred Shares
On April 25, 2022, we used a portion of the proceeds from the issuance of the Legacy Bridger Series C Preferred Shares, to redeem all 60,000,000 of our outstanding Legacy Bridger Series B Preferred Shares for $70.0 million, inclusive of $10.0 million in accrued interest.
Legacy Bridger Series A Preferred Shares
On April 25, 2022, we and our investors included a new mandatory redemption provision requiring Legacy Bridger Series A Preferred Shares to be redeemed on April 25, 2032. Due to the mandatory redemption provision, Legacy Bridger Series A Preferred Shares were reclassified from mezzanine equity to liability. We elected the fair value option to measure the modification of the Legacy Bridger Series A Preferred Shares. On July 25, 2022, we used the proceeds from the Series 2022 Bonds plus cash on hand to redeem in full the remaining 6,055,556 shares of the Legacy Bridger Series A Preferred Shares for aggregate proceeds of $136.3 million. The fair values of the Legacy Bridger Series A Preferred Shares increased by $3.9 million from interest accrued since the modification on April 25, 2022 and no gain or loss were recorded to net loss upon redemption.
Mezzanine and Permanent Equity
Series A Preferred Stock— On April 25, 2022, we authorized and issued 315,789.473684 Legacy Bridger Series C Preferred Shares for aggregate proceeds of $288.5 million, net of issuance costs of $11.5 million. Legacy Bridger Series C Preferred Shares rank senior to our Common Stock and ranked subordinate to Legacy Bridger Series A Preferred Shares with respect to the distribution of assets upon liquidation or certain triggering events. Upon the Closing, Legacy Bridger Series C Preferred Shares were exchanged for shares of Series A Preferred Stock on a one-to-one basis as a portion of the merger consideration issued in connection with the Reverse Recapitalization. The Series A Preferred Stock is classified as mezzanine equity as it remains probable that they may become redeemable upon the mandatory redemption date of April 25, 2032. Series A Preferred Stock does not participate in earnings and is non-voting. For additional information regarding the terms and conditions of the Series A Preferred Stock, see “Note 17 – Mezzanine Equity” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional details.
Prior to the Closing, Legacy Bridger Series C Preferred Shares accrued interest daily at 7% per annum for the first year, 9% per annum for the second year and 11% per annum thereafter. Following the Closing, the Series A Preferred Stock will continue to accrue interest daily at 7% per annum for the first six years, 9% per annum for the seventh year, and 11% per annum thereafter. Accrued interest for the Series A Preferred Stock was $16.1 million as of September 30, 2023.
As of September 30, 2023, it was probable that the Series A Preferred Stock may become redeemable at the holder’s option on or after March 29, 2027. We have elected to recognize changes in redemption value immediately, adjusting the preferred shares to the maximum redemption value at each reporting date. Upon the Closing and exchange of Legacy Bridger Series C Preferred Shares for shares of Series A Preferred Stock, the 50% multiplier applicable to redemptions of Legacy Bridger Series C Preferred Shares, valued at $157.9 million as of December 31, 2022, was removed and treated as a deemed dividend. As of September 30, 2023, Series A Preferred Stock had a carrying value and redemption value of $348.8 million.
Common Stock— Legacy Bridger had 30,000,000 Legacy Bridger Class A Common Shares issued and outstanding as of December 31, 2022. The holders of these shares were entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. These Legacy Bridger Class A Common Shares were issued to ElementCompany, LLC.
Legacy Bridger had 9,756,130 Legacy Bridger Class B Common Shares issued and outstanding as of December 31, 2022. The holders of these Legacy Bridger Class B Common Shares were entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.
Legacy Bridger had 243,871 Legacy Bridger Class C Common Shares issued and outstanding as of December 31, 2022. Legacy Bridger also had 606,061 shares of Legacy Bridger Class D Common Shares issued and outstanding as of December 31, 2022. These Legacy Bridger Class C Common Shares and Legacy Bridger Class D Common Shares are non-voting shares.
Prior to the Closing, Legacy Bridger’s voting power followed the structure of the elected board members with three (3) designees from the holders of Legacy Bridger Class A Common Shares and two (2) designees from the holders of Legacy Bridger Class B Common Shares. This remained in place until the Closing.
Upon the Closing on January 24, 2023 and at September 30, 2023, we had 43,769,290 and 44,776,926 shares of Common Stock issued and outstanding.
Historical Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
Net cash used in operating activities	$(41,491,364)		$(7,958,714)
Net cash provided by (used in) investing activities	35,851,528	35,851,528	(69,780,302)
Net cash (used in) provided by financing activities	(5,105,253)		128,309,992
Effects of exchange rate changes	(43,281)		(359)
Net change in cash and cash equivalents	$(10,788,370)		$50,570,617
Operating Activities
Net cash used in operating activities was $41.5 million for the nine months ended September 30, 2023, compared to Net cash used in operating activities of $8.0 million for the nine months ended September 30, 2022. Net cash used in operating activities reflects net loss of $46.2 million for the nine months ended September 30, 2023 compared to $25.1 million for the nine months ended September 30, 2022. Net cash used in operating activities for the nine months ended September 30, 2023 reflects add-backs to Net loss for non-cash charges totaling $52.0 million, primarily driven by stock-based compensation expense associated with the RSUs granted to Bridger employees of $38.7 million, depreciation and amortization of $10.2 million, and change in fair value of derivative liability of $1.9 million. Net cash used in operating activities for the nine months ended September 30, 2022 reflects add-backs to Net loss for non-cash charges totaling $18.7 million, primarily driven by depreciation and amortization of $8.6 million, change in fair value of Legacy Bridger Series A Preferred Shares of $3.9 million, and interest accrued on Legacy Bridger Series B Preferred Shares of $3.6 million.
Investing Activities
Net cash provided by investing activities was $35.9 million for the nine months ended September 30, 2023, compared to Net cash used in investing activities of $69.8 million for the nine months ended September 30, 2022. Net cash provided by investing activities for the nine months ended September 30, 2023 reflects proceeds from maturities of marketable securities of $53.1 million, purchases of property, plant and equipment of $18.1 million, which primarily comprised of purchases of aircraft and aircraft improvements, and the sale of property, plant and equipment of $0.8 million. Net cash used in investing activities for the nine months ended September 30, 2022 reflects purchases of marketable securities of $38.5 million and purchases of property, plant and equipment of $23.8 million, which is primarily comprised of aircraft improvements, and the construction in progress of the third hangar of $7.7 million.
Financing Activities
Net cash used in financing activities was $5.1 million for the nine months ended September 30, 2023, compared to Net cash provided by financing activities of $128.3 million for the nine months ended September 30, 2022. Net cash used in financing activities for the nine months ended September 30, 2023 reflects costs incurred related to the Closing of $6.8 million, proceeds from the Closing of $3.2 million, and repayments on debt of $1.5 million. Net cash provided by financing activities for the nine months ended September 30, 2022 reflects borrowings from Legacy Bridger Series C Preferred Shares members of $288.7 million, payments to Legacy Bridger Series A Preferred Shares of $236.3 million, borrowings from the 2022 taxable industrial revenue bond of $160.0 million, and payments to Legacy Bridger Series B Preferred Shares of $70.0 million.
Off-Balance Sheet Arrangements
As of September 30, 2023 and 2022, we did not have any relationships with special purpose or variable interest entities or other which would have been established for the purpose of facilitating off-balance sheet arrangements or other off-balance sheet arrangements.
Contractual Obligations
Our principal commitments consist of obligations for outstanding debt, hangar construction obligations, and leases. The following table summarizes our contractual obligations as of September 30, 2023.

	Payments Due by Period
	Total	Current	Noncurrent
Lease obligations	8,330,268	1,552,885	6,777,383
Debt obligations	187,022,896	2,924,528	184,098,368
Total	$195,353,164	$4,477,413	$190,875,751
On February 14, 2023, we made a payment of $9.1 million for the purchase of aircraft under our purchase agreement with Longview Aviation Services Inc. and Viking Air Limited (the manufacturer of our Super Scooper aircraft and an affiliate of Longview Aviation Services Inc.), dated April 13, 2018.
Quantitative and Qualitative Disclosures About Market Risk
Bridger is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information otherwise required under this item.
Critical Accounting Policies and Estimates
Our unaudited condensed consolidated financial statements and the related notes included elsewhere in this Quarterly Report are prepared in accordance with GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, provision for income taxes and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.
We believe that the following critical accounting policies involve a greater degree of judgment or complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our unaudited condensed consolidated financial condition and results of operations.
Investments in Marketable Securities
Investments in debt securities are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as accumulated other comprehensive income. Gains and losses are recognized when realized. Unrealized losses are evaluated for impairment to determine if the impairment is credit related. An other-than-temporary credit impairment would be recognized as an adjustment to income. Gains and losses are determined using the first-in first-out method. Investments in marketable securities are classified as current assets with short-term maturities of less than one year.
Revenue Recognition
We charge daily and hourly rates depending upon the type of firefighting services rendered and under which contract the services are performed. These services are primarily split into flight revenue and standby revenue. Flight revenue is primarily earned at an hourly rate when the engines of the aircraft are started and stopped upon request of the customer, tracked via a Hobbs meter. Standby revenue is earned primarily as a daily rate when aircraft are available for use at a fire base, awaiting request from the customer for flight deployment.
We enter into short, medium and long-term contracts with customers, primarily with government agencies to deploy aerial fire management assets during the firefighting season. Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied and payment is typically due within 30 days of invoicing. This occurs as the services are rendered and include the use of the aircraft, pilot, and field maintenance personnel to support the contract.
Contracts are based on either a CWN or EU basis. Rates established are generally more competitive based on the security of the revenue from the contract (i.e., an EU versus only on an as-needed basis in CWN). These rates are delineated by the type of service, generally flight time or time available for deployment. Once an aircraft is deployed on a contract the fees are earned at these rates and cannot be obligated to another customer. Contracts have no financing components and consideration is at pre-determined rates. No variable considerations are constrained within the contracts.
The transaction prices are allocated on the service performed and tracked real-time by each operator in a duty log. On at least a monthly basis, the services performed and rates are validated by each customer. Acceptance by the customer is evidenced by the provision of their funded task order or accepted invoice.
Other revenue consists of leasing revenues from the rental of BSI, LLC facilities to another related party as well as external repair work performed on customer aircraft by Bridger Aviation Repair, LLC.
Payment terms vary by customer and type of revenue contract. We generally expect that the period of time between payment and transfer of promised goods or services will be less than one year. In such instances, we have elected the practical expedient to not evaluate whether a significant financing component exists. As permitted under the practical expedient available under ASC 606, Revenue from Contracts with Customers, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount which we have the right to invoice for services performed.
Sales taxes and value added taxes in foreign jurisdictions that are collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from Revenues.
Business Combinations
The Company records tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method of accounting, amounts paid for the acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. Acquisition consideration includes contingent consideration with payment terms based on the achievement of certain targets of the acquired business. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. The Company allocates any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.
Contingent consideration, represents an obligation of the acquirer to transfer additional assets or equity interests to the seller if future events occur or conditions are met, is recognized when probable and reasonably estimable. Contingent consideration recognized is included in the initial cost of the assets acquired. Subsequent changes in the estimated fair value of contingent consideration are recognized as Selling, general and administrative expenses within the Unaudited Condensed Consolidated Statements of Operations.
Stock-Based Compensation
Incentive Units
During the years ended December 31, 2022 and 2021, we granted incentive units (the “Legacy Bridger Incentive Units”) to selected board members and executives. Within each grant, 80% of the Legacy Bridger Incentive Units vest annually over a four-year period subject to continued service by the grantee (the “Time-Vesting Incentive Units”) and the remaining 20% of the Legacy Bridger Incentive Units vest upon a qualifying change of control event (the “Exit-Vesting Incentive Units”).
Notwithstanding the above, any unvested Time-Vesting Incentive Units will become vested Time-Vesting Incentive Units if a qualifying change of control event occurs prior to the respective award’s four-year service-based vesting period. Upon termination of the board member or executive, the Company has the right, but not the obligation, to repurchase all or any portion of the vested Incentive Units at fair market value. We did not grant any Legacy Bridger Incentive Units for the three and nine months ended September 30, 2023.
For the Time-Vesting Incentive Units, compensation cost is recognized over the requisite service period on a straight-line basis. Upon a qualifying change of control event, the unrecognized compensation expense related to the Time-Vesting Incentive Units will be recognized when the change of control event is considered probable. For the Exit-Vesting Incentive Units, expense is recognized when a qualifying change of control event is considered probable, which has not occurred as of September 30, 2023. Forfeitures are accounted for as they occur.
Compensation cost for the Legacy Bridger Incentive Units is measured at their grant-date fair value. The value of Legacy Bridger Common Shares is derived through an option pricing model, which incorporates various assumptions. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the observed equity volatility for comparable companies. The expected time to liquidity event is based on management’s estimate of time to an expected liquidity event. The dividend yield was based on our expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues. The weighted-average assumptions we used in the option pricing model for its 2021 grants are as follows.

Dividend yield (%)	0
Expected volatility (%)	46.5
Risk-free interest rate (%)	1.26
Term (in years)	5.00
Discount for lack of marketability (%)	30
Restricted Stock Units
In January 2023, in connection with the Closing, the Company and its board of directors established and approved the 2023 Omnibus Incentive Plan (the “Plan”) which allowed the Company to grant RSUs to Bridger employees (the “Participants”). RSUs are settled in shares of the Company’s Common Stock as the RSUs become vested. The RSUs accrue dividend equivalents associated with the underlying shares of Common Stock as the Company declares dividends. Dividends will be paid to holders of RSUs in cash upon the vesting date of the associated RSU and will be forfeited if the RSU does not vest.
On January 24, 2023, the Company granted 6,581,496 RSUs, of which 2,400,354 RSUs vested immediately upon Closing, subject to a one-year lock up period ending January 24, 2024. The fair value of the RSUs that vested immediately upon Closing of the Transactions is the closing stock price on the date of grant, subject to a discount for lack of marketability due to the post-vesting restrictions. The remaining 4,181,142 RSUs vest over a period ranging from three to six years, subject to the Participant’s continued employment. The fair value of the RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.
On April 13, 2023, the Company granted 2,234,750 RSUs to all employees of the Company. These RSUs vest over a period of one to six years, subject to the participant’s continued employment. The fair value of the RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.

On September 13, 2023, the Company granted 194,436 RSUs to one of the Company’s non-employee directors. These RSUs vest over a period of one to five years, subject to the participant’s service with the Company. The fair value of the RSUs that vest over time is the closing stock price on the date of grant. Upon vesting of the award, the Company will issue shares of Common Stock to the award holder.
Impairment of Goodwill, Other Intangibles Assets and Long-Lived Assets
Goodwill
Goodwill represents the excess of purchase price over fair value of the net assets acquired in an acquisition. We assess goodwill for impairment as of December 31 annually or more frequently upon an indicator of impairment. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value.
When we elect to perform a qualitative assessment and conclude it is more likely that the fair value of the reporting unit is greater than its carrying value, no further assessment of that reporting unit’s goodwill is necessary. Otherwise, a quantitative assessment is performed, and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its fair value, an impairment loss equal to the excess is recorded. Conditions that would trigger an impairment assessment include, but are not limited to, a significant adverse change in legal factors or the business climate that could affect the value of an asset or an adverse reaction. As of the December 31, 2022 annual goodwill impairment test, the Company’s qualitative analysis indicated the fair value of the Company’s reporting unit exceeded its carrying value. No impairment charge for goodwill was recorded for the three and nine months ended September 30, 2023 and 2022.
Long-Lived Assets
A long-lived asset (including amortizable identifiable intangible assets) or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of an asset, a product recall or an adverse action or assessment by a regulator. When indicators of impairment are present, we evaluate the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying assets. We adjust the net book value of the long-lived assets to fair value if the sum of the expected future cash flows is less than book value.
Property, Plant and Equipment, Net
Property, plant and equipment is stated at net book value, cost less depreciation. Depreciation for aircraft, engines and rotable parts is recorded over the estimated useful life based on flight hours. Depreciation for unmanned aerial vehicles, vehicles and equipment and buildings is computed using the straight-line method over the estimated useful lives of the property, plant and equipment. The table below summarizes depreciable lives by asset category:

Estimated useful life
Aircraft, engines and rotable parts	1,500 –6,000 flight hours
Unmanned aerial vehicles	5 – 10 years
Vehicles and equipment	3 – 5 years
Buildings	40 years
Property, plant and equipment are reviewed for impairment as discussed above under “Long-Lived Assets”.
Cost Method Investments
We hold equity securities without a readily determinable fair value, which are only adjusted for observable price changes in orderly transactions for the same or similar equity securities or any impairment, totaling $1,000 thousand as of September 30, 2023 and December 31, 2022, respectively.

Variable Interest Entities
We follow ASC 810-10-15 guidance with respect to accounting for VIEs. These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected returns and are contractual, ownership or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provide it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and loss/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in the facts and circumstances. For the three and nine months ended September 30, 2023 and 2022, the VIE, NFMS, LLC, is consolidated into our financial statements. See “Note 2 – Summary of Significant Accounting Policies” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional information.
On November 7, 2022, we acquired all of the outstanding equity interests of MA, LLC, and it has not been accounted for as a VIE in subsequent reporting periods.
Fair Value of Financial Instruments
We follow guidance in ASC 820, Fair Value Measurement, where fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are determined within a framework that establishes a three-tier hierarchy which maximizes the use of observable market data and minimizes the use of unobservable inputs to establish a classification of fair value measurements for disclosure purposes. Inputs may be observable or unobservable. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of our business. Unobservable inputs reflect our own assumptions about the assumptions market participants would use in pricing the asset or liability based on the information available.
Warrant Liabilities
We account for the Warrants issued in connection with the Reverse Recapitalization in accordance with the guidance contained in accordance with ASC 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. The warrant liabilities are subject to remeasurement at each balance sheet date until exercised. See “Note 2 – Summary of Significant Accounting Policies” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for additional information.
Recent Accounting Pronouncements
For additional information regarding recent accounting pronouncements adopted and under evaluation, refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report.
Emerging Growth Company and Smaller Reporting Company Status
Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an “emerging growth company” and have elected to take advantage of the benefits of this extended transition period.

We will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date that we (a) are no longer an emerging growth company or (b) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by our emerging growth company status may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to “Note 2 – Summary of Significant Accounting Policies” of the Notes to Unaudited Condensed Consolidated Financial Statements included in this Quarterly Report for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the three and nine months ended September 30, 2023 and the year ended December 31, 2022.
We will remain an “emerging growth company” under the JOBS Act until the earliest of (a) December 31, 2028, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the last date of our fiscal year in which we are deemed to be a “large accelerated filer” under the rules of the Securities and Exchange Commission (the “SEC”) with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
We will be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year or the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements included in this Quarterly Report are not historical facts but are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “poised,” “positioned,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, (1) anticipated expansion of Bridger’s operations and increased deployment of Bridger’s aircraft fleet, including references to Bridger’s acquisition of and/or right to use the four Super Scoopers from the Spanish government, including the expected closing timings thereof, the anticipated benefits therefrom, and the ultimate structure of such acquisitions and/or right to use arrangements; (2) Bridger’s business and growth plans and future financial performance, including anticipated revenue, cash flow, and Adjusted EBITDA for the fourth quarter and full year of 2023 and for 2024; (3) current and future demand for aerial firefighting services, including the duration or severity of any domestic or international wildfire seasons; (4) the magnitude, timing, and benefits from any cost reduction actions; (5) Bridger’s exploration of, need for, or completion of any future financings, and (6) anticipated investments in additional aircraft, capital resources, and research and development and the effect of these investments. These statements are based on various assumptions and estimates, whether or not identified in this Quarterly Report, and on the current expectations of Bridger’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bridger. These forward-looking statements are subject to a number of risks and uncertainties, including: the ultimate outcome of Bridger’s discussions with private investment funds to facilitate the potential acquisition and/or use of the Super Scoopers to be sold by the Spanish government; Bridger’s ability to identify and effectively implement any current or future anticipated cost reductions, including any resulting impacts to Bridger’s business and operations therefrom; the duration or severity of any domestic or international wildfire seasons; changes in domestic and foreign business, market, financial, political and legal conditions; Bridger’s failure to realize the anticipated benefits of any acquisitions; Bridger’s successful integration of the aircraft (including achievement of synergies and cost reductions);

Bridger’s ability to successfully and timely develop, sell and expand its services, and otherwise implement its growth strategy; risks relating to Bridger’s operations and business, including information technology and cybersecurity risks, loss of requisite licenses, flight safety risks, loss of key customers and deterioration in relationships between Bridger and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Bridger, including as a result of the consummation of any acquisition; risks that Bridger is unable to secure or protect its intellectual property; risks that Bridger experiences difficulties managing its growth and expanding operations; Bridger's ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the impact of the coronavirus pandemic; the ability to successfully select, execute or integrate future acquisitions into Bridger's business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in Bridger’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 20, 2023 and in the Quarterly Report. If any of these risks materialize or Bridger management's assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that Bridger presently does not know or that Bridger currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bridger’s expectations, plans or forecasts of future events and views as of the date of this Quarterly Report. Bridger anticipates that subsequent events and developments will cause Bridger’s assessments to change. However, while Bridger may elect to update these forward-looking statements at some point in the future, Bridger specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Bridger’s assessments as of any date subsequent to the date of this Quarterly Report. Accordingly, undue reliance should not be placed upon the forward-looking statements contained in this Quarterly Report.
Internal Control Over Financial Reporting
We have identified material weaknesses in our internal control over financial reporting, which we are in the process of, and are focused on, remediating. The first material weakness is related to properly accounting for complex transactions within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective IT general controls over the IT systems used within the processing of key financial transactions. Specifically, we did not design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel. Additionally, we identified a material weakness in our internal control over financial reporting related to the period end account reconciliation review and entity level financial statement review controls which did not operate within a sufficient level of precision.
We have begun the process of and are focused on designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses, including:
•actively recruiting additional personnel with knowledge of GAAP, in addition to engaging and utilizing third-party consultants and specialists to supplement our internal resources and implementing processes and controls to segregate key functions within our finance systems, as appropriate;
•designing and implementing a formalized control plan related to IT general controls, including controls related to managing access to financially significant systems within our IT environment; and
•engaging a third-party consultant to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.
While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.
Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take and our efforts may not be successful in remediating the deficiencies or material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our unaudited condensed consolidated financial statements.
Item 3. Quantitative and Qualitative Disclosures About Market Risk.
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Quarterly Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of September 30, 2023, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that our disclosure controls and procedures were not effective as of September 30, 2023, due to the material weaknesses described below.
We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.
Material Weaknesses: We have identified material weaknesses in our internal control over financial reporting, which we are in the process of, and are focused on, remediating. The first material weakness is related to properly accounting for complex transactions within our financial statement closing and reporting process. The second material weakness arises from our failure to design and maintain effective IT general controls over the IT systems used within the processing of key financial transactions. Specifically, we did not design and maintain user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel. Additionally, we identified a material weakness in our internal control over financial reporting related to the period end account reconciliation review and entity level financial statement review controls which did not operate within a sufficient level of precision.
Remediation Plan: We have begun the process of and are focused on designing and implementing effective internal controls measures to improve our internal control over financial reporting and remediate the material weaknesses, including:
•actively recruiting additional personnel with knowledge of GAAP, in addition to engaging and utilizing third-party consultants and specialists to supplement our internal resources and implementing processes and controls to segregate key functions within our finance systems, as appropriate;
•designing and implementing a formalized control plan related to IT general controls, including controls related to managing access to financially significant systems within our IT environment; and
•engaging a third-party consultant to assist with evaluating and documenting the design and operating effectiveness of internal controls and assisting with the remediation of deficiencies, as necessary.
While these actions and planned actions are subject to ongoing management evaluation and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles, we are committed to the continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.
Although we plan to complete this remediation process as quickly as possible, we are unable, at this time, to estimate how long it will take and our efforts may not be successful in remediating the deficiencies or material weaknesses. In addition, even if we are successful in strengthening our controls and procedures, we can give no assurances that in the future such controls and procedures will be adequate to prevent or identify errors or irregularities or to facilitate the fair preparation and presentation of our unaudited condensed consolidated financial statements.
Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting (as that term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the three months ended September 30, 2023 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION
Item 1. Legal Proceedings.
The Company is involved in legal proceedings and litigation in the ordinary course of business. Other than routine litigation incidental to the Company’s business, there are no material pending legal proceedings to which the Company is a party or to which any of the Company’s properties are subject.
Item 1A. Risk Factors.
Except as detailed below, there have been no material changes in the Company’s risk factors from those discussed in our Annual Report on Form 10-K filed with the SEC on March 20, 2023, which are incorporated herein by reference.
We are highly dependent on the services of Mr. Timothy Sheehy, our Chief Executive Officer, Co-Founder and a Director of Bridger, who is currently running for a seat in the U.S. Senate.
We are highly dependent on the services of Mr. Sheehy, the Company’s Chief Executive Officer, Co-Founder and Director. On June 27, 2023, Mr. Sheehy announced his entrance into the 2024 race for the U.S. Senate for the State of Montana. During his candidacy, Mr. Sheehy has continued to serve as our Chief Executive Officer with the continued support of Bridger’s existing management team, and Mr. Sheehy has not publicly announced a specific intention of resigning as our Chief Executive Officer. However, in the event that Mr. Sheehy is elected to serve as a U.S. Senator for the State of Montana, Mr. Sheehy would be required to resign as an officer and director of the Company pursuant to certain conflict of interest rules contained in the Senate Code of Official Conduct. The loss of Mr. Sheehy as an officer and director of the Company could adversely affect our business because this could make it more difficult to, among other things, compete with other market participants, manage our operations, execute our growth strategy and retain existing customers or cultivate new ones.
Although Mr. Sheehy continues to spend significant time with Bridger and remain highly active in our management during his candidacy, he has not devoted his full time and attention to Bridger. Mr. Sheehy has spent, and expects to continue to spend, time campaigning for the U.S. Senate seat.
Additionally, Mr. Sheehy and we may be the targets of one or more negative media campaigns in connection with Mr. Sheehy’s U.S. Senate campaign. Public perception of, or news related to Mr. Sheehy or his U.S. Senate campaign may adversely affect our brand, relationship with customers, suppliers, employees or other of our stakeholders or our standing in the industry, any of which could materially impair our business and results of operations.
We are highly dependent on our senior management team and other highly skilled personnel with unique skills. We will need to be able to continue to grow our workforce with highly skilled workers in the future. If we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including finance, marketing, sales, and technology and support personnel. We believe that the breadth and depth of our senior management team’s experience across multiple industries will be instrumental to our success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition, and results of operations. Additionally, our financial condition and results of operations may be adversely affected if we are unable to attract and retain skilled employees to support our operations and growth. In particular, Mr. Timothy Sheehy, our Chief Executive Officer, Co-Founder and a Director of Bridger, will be forced to resign as Chief Executive Officer if he is elected to U.S. Senate.
We have a substantial amount of debt and servicing future interests or principal payments may impair our ability to operate our business or require us to change our business strategy to accommodate the repayment of our debt. Our ability to operate our business is limited by certain agreements governing our debt, including restrictions on the use of the loan proceeds, operational and financial covenants, and restrictions on additional indebtedness. If we are unable to comply with the financial covenants or other terms of our debt agreements, we may become subject to cross-default or cross-acceleration provisions that could result in our debt being declared immediately due and payable. Our anticipated financial covenant violation at subsequent compliance dates could raise substantial doubt about our ability to continue as a going concern.
We completed municipal bond financings in July 2022 and August 2022 that raised gross proceeds in the aggregate of $160 million. As of September 30, 2023, we had $212 million of total debt outstanding. In connection with such bond financings, we have entered into various loan agreements, which contain certain financial covenants, that require, among other things, that we operate in a manner and to the extent permitted by applicable law, to produce sufficient gross revenues so as to be at all relevant times in compliance with the terms of such covenants, including that we maintain (i) beginning with the fiscal quarter ending December 31, 2023, a minimum debt service coverage ratio (generally calculated as the aggregate amount of our total gross revenues, minus operating expenses, plus interest, depreciation and amortization expense, for any period, over our maximum annual debt service requirements, as determined under such loan agreement) that exceeds 1.25x and (ii) beginning with the fiscal quarter ending September 30, 2022, a minimum liquidity of not less than $8 million in the form of unrestricted cash and cash equivalents, plus liquid investments and unrestricted marketable securities at all times.
Subject to the terms of the loan agreements, in the event we are unable to comply with the terms of the financial covenants, we may be required (among other potential remedial actions) to engage an independent consultant to review, analyze and make recommendations with respect to our operations or in some instances, this could result in an event of default and/or the acceleration of our debt obligations under the loan agreements. In addition, the acceleration of our debt obligations may in some instances (as set forth in the Amended and Restated Charter) result in an increase in the dividend rate of the Series A Preferred Stock of 2.00% per annum from the dividend rate otherwise in effect with respect to the Series A Preferred Stock.
We are in compliance with such financial covenants as of September 30, 2023. However, management anticipates that we will be in violation of the debt service coverage ratio and liquidity covenants under the municipal bond agreement during the twelve-month period subsequent to the date of this filing, primarily due to lower than expected revenues and cash. If unremedied, these anticipated debt covenant violations at subsequent compliance dates could result in the 2022 Bonds becoming immediately due and payable which raises substantial doubt about our ability to continue as a going concern.
Management has consulted with bond counsel on the potential impact of future covenant violations and has proactively developed a cost reduction plan to remedy the anticipated covenant breaches in 2024. Management began to implement portions of the plan in November 2023. However, this plan is in progress and there is no assurance that management will be able diligently prosecute the remediation plan to completion. If we are unable to commence a reasonable course of action to remedy the anticipated violations within 30 days of the non-compliance, an event of default may be deemed to have occurred under the 2022 Bond agreement, which in turn could result in cross-defaults under one or more of our other debt agreements, and the Company does not have sufficient liquidity to fund its outstanding obligations for the 2022 Bonds if they became immediately due and payable following subsequent compliance reporting dates. The uncertainty regarding the company’s ability to diligently prosecute remediation plan to completion and the potential impact on the bonds maturity as a result of the anticipated debt covenant violations at subsequent compliance dates could result in the 2022 Bonds becoming immediately due and payable, which raises substantial doubt about our ability to continue as a going concern.
As further described under the section of this Quarterly Report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness”, we have also entered into various term loan agreements and other long-term debt to fund the purchase of additional aircraft and finance the construction of aircraft hangars. Under the terms of such agreements, we are subject to certain financial covenants including, a debt service coverage ratio, current assets to liabilities ratio and senior leverage ratio. As of December 31, 2021 and September 30, 2022, we were in violation of the current assets to liabilities and senior leverage ratios requirements, respectively, under the agreements of our credit facilities with Rocky Mountain Bank. On both occasions, Rocky Mountain Bank agreed to waive the violation of such covenants and not enforce its rights and remedies from the resulting events of default under such credit facilities. Additionally, we were considered in violation of a senior leverage ratio requirement as of June 30, 2023. The calculation for this Rocky Mountain Bank covenant based on quarterly financials is a violation for only June 30, 2023. The acceleration of the obligation has been waived for such quarter. No assurance can be provided that we will be able to satisfy such financial covenants in future periods or that we will be able to obtain a waiver from our lenders in the event of non-compliance. A breach of any of these covenants or the occurrence of other events specified in the agreements or related debt documents could result in an event of default under the same and give rise to the lenders’ right to accelerate our debt obligations thereunder and pursue other remedial actions under our credit facilities and/or trigger a cross-default under our other debt agreements, including our Series 2022 Bonds.
Subject to the limits contained in some of the agreements governing our outstanding debt, we may incur additional debt in the future. Our maintenance of higher levels of indebtedness could have adverse consequences including impairing our ability to obtain additional debt and/or equity financing in the future.
Our level of debt places significant demands on our cash resources, which could:
•make it more difficult to satisfy our outstanding debt obligations;

•require us to dedicate a substantial portion of our cash for payments related to our debt, reducing the amount of cash flow available for working capital, capital expenditures, entitlement of our real estate assets, contributions to our tax-qualified pension plan, and other general corporate purposes;
•make it more difficult for us to satisfy certain financial tests and ratios under our loan or debt agreements, requiring us to seek waivers from lenders to not enforce its rights and remedies under the applicable agreements;
•limit our flexibility in planning for, or reacting to, changes in the industries in which we compete;
•place us at a competitive disadvantage with respect to our competitors, some of which have lower debt service obligations and greater financial resources than we do;
•limit our ability to borrow additional funds;
•limit our ability to expand our operations through acquisitions; and
•increase our vulnerability to general adverse economic and industry conditions if we are unable to generate sufficient cash flow to service our debt and fund our operating costs, our liquidity may be adversely affected.
There are no assurances that we will maintain a level of liquidity sufficient to permit us to pay the principal, premium and interest on our indebtedness. In addition to competitive conditions in the industry in which we operate, our financial condition and operating performance are also subject to prevailing economic conditions and certain financial, business and other factors beyond our control.
Item 5. Other Information.
During the three months ended September 30, 2023, no director or officer of the Company adopted or terminated a “Rule
10b5-1 trading arrangement” or “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of
Regulation S-K.

Item 6. Exhibits

Exhibit Number	Description

2.1†
Purchase and Sale Agreement, dated as of July 21, 2023, by and among Bridger Bighorn, LLC, Bridger Aerospace Group Holdings, Inc. (solely for purposes of the limited provisions set forth therein), Robert Eisele and Christopher Eisele

3.1
Amended and Restated Certificate of Incorporation of Bridger Aerospace Group Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2023).

3.2	Amended and Restated Bylaws of Bridger Aerospace Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2023).

10.1
Aircraft Operating Lease Agreement, dated July 10, 2023, by and between Element Aviation Services, LLC and Bridger Aerospace Group, LLC (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement on Form S-1 (File No. 333-275051) filed with the SEC on October 17, 2023).

10.2
Aircraft Operating Lease Agreement, dated July 10, 2023, by and between Element Aviation Services, LLC and Bridger Aerospace Group, LLC (incorporated by reference to Exhibit 10.40 to the Company's Registration Statement on Form S-1 (File No. 333-275051) filed with the SEC on October 17, 2023).

31.1*	Certification of the Company’s Chief Executive Officer Pursuant to Section 302 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 7241).

31.2*	Certification of the Company’s Chief Financial Officer Pursuant to Section 302 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 7241).

32.1**	Certification of the Company’s Chief Executive Officer and Chief Financial Officer Pursuant to Section 906 of the Sarbanes Oxley Act of 2002 (18 U.S.C. Section 1350).

101.INS*	XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)
†    Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Bridger Aerospace Group Holdings, Inc. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
*    Filed herewith.
**    Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, duly authorized.

Date: November 13, 2023

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

	By:	/s/ Timothy Sheehy
	Name:	Timothy Sheehy
	Title:	Chief Executive Officer and Director
(Principal Executive Officer)

	By:	/s/ Eric Gerratt
	Name:	Eric Gerratt
	Title:	Chief Financial Officer
(Principal Accounting and Financial Officer)